UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  ___)

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☒           Definitive Proxy Statement.
☐           Definitive Additional Materials.
☐           Soliciting Material Pursuant to Rule 14a-12.

Commission File No.  001-33999

NORTHERN OIL AND GAS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

April 19, 2013

Dear Shareholder:

We are pleased to invite you to attend the 2013 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., to be held on May 23, 2013 at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.

The formal notice of the meeting and proxy statement follows this cover letter.  Enclosed with this proxy statement are your proxy card, a return envelope and a copy of our Annual Report on Form 10-K, for the year ended December 31, 2012.

We hope you are able to attend the meeting.

Thank you.

Northern Oil and Gas, Inc.
Michael L. Reger
Chairman and Chief Executive Officer

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

___________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 23, 2013
___________________________

To the Shareholders of Northern Oil and Gas, Inc.:

Notice is hereby given that the 2013 Annual Meeting of Shareholders of Northern Oil and Gas, Inc., a Minnesota corporation, will be held on May 23, 2013, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time, for the following purposes:

1.	To elect seven directors to serve until the Annual Meeting of Shareholders in 2014;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013;

3.	To approve a new incentive plan; and

4.	To approve, by a non-binding advisory vote, the compensation paid to our named executive officers.

Only shareholders of record at the close of business on April 1, 2013, are entitled to notice of, and to vote at, the 2013 Annual Meeting of Shareholders or any adjournment(s) or postponement(s) thereof.

You are invited and urged to attend the meeting in person.  Whether or not you are able to attend the meeting in person, we urge you to vote your shares as promptly as possible.  If you attend the meeting, you may vote your shares in person if you wish, whether or not you submitted a proxy prior to the meeting.

By Order of the Board of Directors
Michael L. Reger
Chairman and Chief Executive Officer

Wayzata, Minnesota
April 19, 2013

NORTHERN OIL AND GAS, INC.
315 Manitoba Ave. ● Suite 200
Wayzata, Minnesota 55391

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 23, 2013

THE ANNUAL MEETING

We are furnishing you this proxy statement in connection with the solicitation of proxies by our board of directors in connection with the Annual Meeting of Shareholders of Northern Oil and Gas, Inc. to be held on May 23, 2013, at the Graves 601 Hotel, 601 1st Avenue North, Minneapolis, Minnesota 55403, commencing at 10:00 a.m. local time.  No cameras or recording equipment will be permitted at the meeting.

Definitive copies of this proxy statement and related proxy card are first being sent on or about April 19, 2013 to all shareholders of record at the close of business on April 1, 2013 (the “record date”).  On the record date there were 63,819,184 shares of our common stock outstanding and entitled to vote at the meeting, which were held by approximately 383 holders of record.

Quorum; Abstentions; Broker Non-Votes

A quorum is necessary to hold a valid meeting.  The attendance by proxy or in person of holders of one-half of the total voting power of the outstanding shares of our company’s common stock entitled to vote, represented in person or by proxy, is required to constitute a quorum to hold the meeting.  Abstentions and broker non-votes are counted as present for establishing a quorum, but are not counted towards approval of the proposal to which such abstention or non-vote relates.  A broker “non-vote” occurs when shares are held by a broker and (i) the broker does not have discretionary authority to vote on a particular matter and (ii) the broker has not received voting instructions from its customer.

If a properly executed proxy is returned and the shareholder has not indicated how the shares are to be voted at the meeting, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and will be voted in favor of each proposal presented at the meeting.  If a properly executed proxy is returned and the shareholder has withheld authority to vote for one or more nominees or voted against or abstained from voting on the ratification of our independent registered public accountant or adoption of our new incentive plan, the shares represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the vote, but will not be considered to have been voted in favor of such matter.

VOTING INSTRUCTIONS

You are entitled to one vote for each share of common stock that you own as of the close of business on the record date.  Please carefully read the instructions below on how to vote your shares.  Because the instructions vary depending on how you hold your shares, it is important that you follow the instructions that apply to your particular situation.

If Your Shares are Held in Your Name

Voting by proxy.  Even if you plan to attend the meeting, please execute the proxy promptly by signing, dating and returning the enclosed proxy card by mail in the return envelope provided.

Voting in person at the meeting.  If you plan to attend the meeting, you can vote in person.  In order to vote at the meeting, you will need to bring your share certificates or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  As long as your shares are registered in your name, you may revoke your proxy at any time before it is exercised at the meeting.  There are several ways you can do this:

●	by filing a written notice of revocation with our corporate secretary prior to commencement of the meeting;

●	by submitting another proper proxy with a more recent date than that of the proxy first given by signing, dating and returning a proxy card to our company by mail; or

●	by attending the meeting and voting in person.

If Your Shares are Held in “Street Name”

Voting by proxy.  If your shares are registered in the name of your broker or nominee, you will receive instructions from such broker or nominee (i.e. the “holder of record”) that you must follow in order for your shares to be voted.

Voting in person at the meeting.  If you plan to attend the meeting and vote in person, you should contact your broker or nominee to obtain a broker’s proxy card and bring it and your account statement or other evidence of your share ownership with you to the meeting.

Revoking your proxy.  If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Voting Rules

By giving us your proxy, you authorize the individuals named on the proxy card to vote your shares in the manner you indicate at the meeting or any adjournments thereof.  Shares represented by a proxy properly submitted prior to the meeting will be voted at the meeting in the manner specified on such proxy.  If you return your proxy but do not specify how you want to vote your shares at the meeting, your shares will be voted in accordance with the recommendation of our board of directors on each proposal.

Voting List

Our bylaws require that we make available for inspection by any shareholder, at least ten days before each meeting of the shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, for a period of ten days prior to such meeting and during the whole time of the meeting.

Such list will be available for inspection during normal business hours by appropriate parties at our principal executive offices located at 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391.  If you would like to review such list, please contact Investor Relations in advance via telephone at (952) 476-9800 or by mail to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

Tabulating the Vote

Wells Fargo Shareowner Services, our transfer agent, will tabulate votes in preparation for the meeting and will act as inspector of election at the meeting.  All votes received prior to the meeting date, and all votes cast at the meeting, will be tabulated by our transfer agent, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Other Information

We will bear the cost of soliciting proxies.  In addition to this notice by mail, we request and encourage brokers, custodians, nominees and others to supply proxy materials to shareholders and we will reimburse them for their expenses.  Our officers and employees may, by letter, telephone, facsimile, electronic mail, or in person, make additional requests for the return of proxies, although we do not reimburse our own employees for soliciting proxies.  We have engaged Morrow & Co., LLC, 470 West Ave., Stamford, CT 06902, to assist in the solicitation of proxies and provide related advice and informational support for a services fee and the reimbursement of customary disbursements that are not expected to exceed $15,000 in the aggregate.

Shareholders are not entitled to any dissenter’s or appraisal rights for any of the proposals set forth in this Proxy Statement.

CORPORATE GOVERNANCE

Our Board of Directors and Committees

Meetings and Attendance

Our board of directors held fourteen meetings in 2012, our audit committee held seven meetings in 2012, our compensation committee held eleven meetings in 2012 and our nominating committee held two meetings in 2012.  Each director attended at least 75% of the board of directors meetings held in 2012 and each member of the audit, compensation and nominating committees attended at least 75% of the applicable committee meetings held in 2012.

Board Committees

The board of directors has standing audit, compensation and nominating committees.  All three committees consist solely of independent directors.  The table below shows the current membership of the committees and identifies our independent directors.

Name	Audit Committee	Compensation Committee	Nominating Committee	Independent Directors
Robert Grabb	✓			✓
Delos Cy Jamison			✓	✓
Jack King		✓	✓*	✓
Lisa Bromiley	✓*	✓*		✓*
Loren O’Toole			✓	✓
Michael Reger
Richard Weber	✓	✓		✓
___________________________

*	Denotes committee chairperson. Ms. Bromiley also serves as our lead independent director.

We have adopted written charters for each of our committees.  Current copies of all committee charters appear on our website at http://www.northernoil.com/investor-relations/corporate-governance and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Audit Committee and Financial Expert

The audit committee’s primary function is to assist our board of directors in its general oversight of our company’s financial reporting, internal control and audit functions.  The audit committee’s main duties include recommending a firm of independent certified public accountants to audit the annual financial statements, reviewing the independent auditor’s independence, the financial statements and their audit report and reviewing management’s administration of the system of internal accounting controls.  Ms. Bromiley is an “audit committee financial expert” as defined in the applicable Securities and Exchange Commission (“SEC”) rules.  All of our current audit committee members and each member who served on the committee in 2012 are considered to be an “independent director” as defined in the NYSE MKT Company Guide.

To assist the audit committee in fulfilling its duties, our management provides the committee with information and reports as needed and requested.  Our audit committee also is provided access to our general counsel and the ability to retain outside legal counsel or other experts at its sole discretion if it deems such action to be necessary.

Compensation Committee

Our compensation committee charter authorizes our compensation committee to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of the chief executive officer and other key executives, as well as equity-based compensation awarded to any employee.  The compensation committee charter provides that the committee may retain consultants and advisors to advise the committee on compensation issues requiring outside expertise.  The compensation committee may also consult with our audit committee and our independent auditors for the purpose of reviewing any calculations required under any company incentive compensation plans.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is a former or current officer or employee of our company or is an executive officer of another company where an executive officer of our company serves as a director.

Nominating Committee

Our nominating committee charter provides that persons nominated for election or appointment as directors shall be evaluated by the nominating committee in light of their education, reputation, experience, independence, leadership qualities, personal integrity and such other criteria as the nominating committee deems relevant.  The nominating committee does not have a specific policy as to considering diversity in identifying nominees for director, however seeking to build a board with diversity of experience and skills is one of the other criteria that the nominating committee may deem relevant in its evaluation.

Our nominating committee has adopted specific qualifications that they believe are necessary and appropriate for membership on our board of directors.  The nominating committee identifies and evaluates nominees through internal discussions with committee members, management and other board members.  The nominating committee meets annually to review board qualifications, assess whether our existing board members meet those qualifications and discuss whether any additional individuals should be nominated to serve on our board of directors.

Pursuant to procedures adopted by our nominating committee, shareholders who wish to recommend individuals for consideration by our nominating committee to become nominees for election to our board of directors may do so by submitting a written recommendation to our nominating committee, c/o Corporate Secretary, 315 Manitoba Avenue, Suite 200, Wayzata, MN 55391. Submissions must include a written recommendation and the reason for the recommendation, biographical information concerning the recommended individual, including age, a description of the recommended individual’s past five years of employment history and any past and current board memberships. The submission must be accompanied by a written consent of the individual to stand for election if nominated by our nominating committee and to serve if elected by our board of directors or our shareholders, as applicable.  Alternatively, shareholders may directly nominate a person for election to our board of directors by complying with the procedures set forth in our bylaws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws.

Our nominating committee charter provides that the nominating committee may retain consultants and advisors to assist it in the process of identifying and evaluating candidates.  The nominating committee may also seek advice from our regular counsel or retain separate counsel to assist it in the execution of its responsibilities.

Director Independence

Our board has determined each of Robert Grabb, Delos Cy Jamison, Jack King, Lisa Bromiley, Loren O’Toole and Richard Weber to be an “independent director” as defined in the NYSE MKT Company Guide.  In this regard, the board of directors has affirmatively determined that a majority of its members are independent directors.  There are no familial relationships between any of our directors and executive officers.

Board Leadership Structure and Role in Risk Oversight

Mr. Reger has been our chief executive officer and chairman of the board since March 2007.  We believe that Mr. Reger’s combined service in these roles creates unified leadership for the board and our company, with one cohesive vision for our organization.  This leadership structure, which is common among U.S.-based publicly traded companies, demonstrates to those with whom we do business, our employees and our shareholders that we are under strong leadership.  We believe the oversight provided by all of our board’s independent directors and the work of our board’s committees provides effective oversight of our strategic plans and operations.  In addition, since 2010 Ms. Bromiley has served as our lead independent director to ensure proper oversight of the board by another independent director in addition to our chairman.  Our lead independent director acts as a liaison between the non-management directors and management, chairs the executive sessions of non-management directors and consults with the chairman on agendas for the board.  We believe having one person serve as chairman and chief executive officer combined with the additional enhanced oversight leadership provided by our lead independent director and our independent directors is consistent with the best interests of our company and our shareholders.

Our management is responsible for defining the various risks we face, formulating risk management policies and procedures and managing our risk exposure.  The board’s responsibility is to monitor our risk management processes by informing itself concerning our material risks and evaluating whether management has reasonable controls in place to address the material risks.  The audit committee of the board is primarily responsible for monitoring management’s responsibility in the area of risk oversight.  Accordingly, management regularly reports to our lead independent director and the audit committee on risk management.  The lead independent director and audit committee, in turn, report on the matters discussed at the committee level to the full board.  The audit committee and the full board focus on the material risks our company faces to assess whether management has reasonable controls in place to address these risks.  The board believes this division of responsibilities provides an effective and efficient approach for addressing risk management.

Shareholder Communications with Board Members

The board of directors has provided the following process for shareholders to send communications to the board and/or individual directors.  All communications from shareholders should be addressed to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200 in Wayzata, Minnesota 55391, Attention: Corporate Secretary.  Communications to individual directors, including the Chairman of the Board, may also be made to such director at our address.  All communications sent to the chair of the audit committee or to any individual director will be received directly by such individuals and will not be screened or reviewed by any company personnel.  Any communications sent to the board of directors, or the non-management directors as a group, in the care of the Corporate Secretary will be reviewed by the Corporate Secretary to ensure that such communications relate to the business of our company before being reviewed by the board or the non-management directors, as applicable.

Code of Business Conduct and Ethics

The board of directors has adopted the Northern Oil and Gas, Inc. Code of Business Conduct and Ethics that applies to our directors and employees.  A current copy of our Code of Business Conduct and Ethics appear on our website at http://www.northernoil.com/investor-relations/corporate-governance and are available in print upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Corporate Secretary.

Board Member Attendance at Annual Meetings

We encourage all of our directors to attend the annual meeting of shareholders.  We generally hold a board meeting coincident with the shareholders’ meeting to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.  Five of our directors attended our 2012 annual meeting of shareholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on April 1, 2013, held by those persons known to beneficially own more than 5% of our capital stock, by our directors and director nominees, by our named executive officers (as defined under “Executive Compensation” below) and by our directors and executive officers as a group.  The percentage of beneficial ownership for the following table is based on 63,819,184 shares of common stock outstanding as of April 1, 2013.

Beneficial ownership is determined in accordance with the rules of the SEC and does not necessarily indicate beneficial ownership for any other purpose.  Under these rules, beneficial ownership includes those shares of common stock over which the shareholder has sole or shared voting or investment power.  It also includes (unless footnoted) shares of common stock that the shareholder has a right to acquire within 60 days after April 1, 2013 through the exercise of any option or other right.  The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the SEC, that only the person or entity whose ownership is being reported has converted options into shares of our common stock.

Name(1)	Number of Shares		Percent of Common Stock
Certain Beneficial Owners:
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	4,572,642	(2)	7.16%
FMR LLC 82 Devonshire Street, Boston, MA 02109	5,790,520	(3)	9.07%
Munder Capital Management 480 Pierce Street, Birmingham, MI 48009	3,756,315	(4)	5.89%
T. Rowe Price Associates, Inc. 100 E. Pratt Street, Baltimore, MD 21202	9,328,250	(5)	14.62%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	3,406,295	(6)	5.34%
Directors and Executive Officers:
Michael Reger	3,163,849	(7)	4.96%
Lisa Bromiley	95,963	(8)	*
Robert Grabb	121,738		*
Loren O’Toole	151,000	(9)	*
Delos Cy Jamison	18,000		*
Richard Weber	25,000		*
Jack King	116,749	(10)	*
Thomas Stoelk	143,466		*
Ryan Gilbertson (former Executive Officer)	894,210	(11)	1.40%
James Sankovitz (former Executive Officer)	259,725	(12)	*
Directors and Current Executive Officers as a Group (10 persons)	3,913,598	(13)	6.13%
__________

*      Denotes less than 1% ownership.

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security).  The address of each member of management and each director is care of our company.

(2)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by BlackRock, Inc. on February 8, 2013, and reflects beneficial ownership as of December 31, 2012.  BlackRock, Inc. has sole voting power with respect to 4,572,642 shares and sole dispositive power with respect to 4,572,642 shares.

(3)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by FMR LLC on February 14, 2013, and reflects beneficial ownership as of December 31, 2012.  FMR LLC has sole voting power with respect to 192,686 shares and sole dispositive power with respect to 5,790,520 shares.

Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, is the beneficial owner of 5,599,034 shares as a result of acting as investment adviser to various investment companies.
Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 5,599,034 shares owned by the Funds.
Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC.  The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares.  Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC.
Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees.  Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.
Pyramis Global Advisors Trust Company (“PGATC”), an indirect wholly-owned subsidiary of FMR LLC, is the beneficial owner of 191,486 shares as a result of its serving as investment manager of institutional accounts owning such shares.
Edward C. Johnson 3d and FMR LLC, through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 191,486 shares and sole power to vote or to direct the voting of 191,486 shares of Common Stock owned by the institutional accounts managed by PGATC as reported above.
(4)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by Munder Capital Management on February 13, 2013, and reflects beneficial ownership as of December 31, 2012.  Munder Capital Management has sole voting power with respect to 3,247,056 shares and sole dispositive power with respect to 3,756,315 shares.

(5)
The number of shares indicated is based on information reported to the SEC in an amended Schedule 13G filed by T. Rowe Price Associates, Inc. on February 7, 2013, and reflects beneficial ownership as of December 31, 2012.  T. Rowe Price Associates, Inc. has sole voting power with respect to 2,098,250 shares and sole dispositive power with respect to 9,328,250 shares.  T. Rowe Price New Horizons Fund, Inc. has the sole voting power with respect to 4,286,400 shares and no sole dispositive power.

These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the securities.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. is deemed to be a beneficial owner of such securities; however, T. Rowe Price Associates, Inc. expressly disclaims that it is, in fact, the beneficial owner of such securities.
(6)
The number of shares indicated is based on information reported to the SEC in a Schedule 13G filed by The Vanguard Group on February 12, 2013, and reflects beneficial ownership as of December 31, 2012.  The Vanguard Group has sole voting power with respect to 90,059 shares, sole dispositive power with respect to 3,318,636 shares and shared dispositive power with respect to 87,659 shares.

Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 87,659 shares as a result of its serving as investment manager of collective trust accounts.
Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 2,400 shares as a result of its serving as investment manager of Australian investment offerings.
(7)	Includes 1,000 shares held by Mr. Reger’s spouse and 300,000 shares held in trust for Mr. Reger’s minor children.
(8)	Includes 65,963 shares subject to options held by Ms. Bromiley.
(9)	Includes 100,000 shares subject to options held by Mr. O’Toole.
(10)	Includes 86,000 shares subject to options held by Mr. King and 200 shares held by Mr. King’s daughter.
(11)	The number of shares indicated is based on information reported to the SEC in a Form 4 filed by Mr. Gilbertson on January 18, 2012, and reflects beneficial ownership as of January 13, 2012.
(12)	The number of shares indicated is based on information reported to the SEC in a Form 4 filed by Mr. Sankovitz on October 3, 2012, and reflects beneficial ownership as of October 1, 2012.
(13)
Consists of all shares held by directors and current executive officers at April 1, 2013.  Includes 1,000 shares held by Mr. Reger’s spouse, 300,000 shares held in trust for Mr. Reger’s minor children, 200 shares held by Mr. King’s daughter and an aggregate of 251,963 shares covered by options held by our directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our officers, directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC to furnish us with copies of all such reports.  To our knowledge, based solely on a review of copies of reports filed with the SEC during the last fiscal year, all applicable Section 16(a) filing requirements were met.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors represents the interests of our shareholders as a whole and is responsible for directing the management of the business and affairs of our company as provided by Minnesota law.  Directors are elected each year at the annual meeting by our shareholders.  We do not have a classified board of directors.  Seven directors will be elected at this year’s meeting.  Each director’s term will last until the 2014 Annual Meeting of Shareholders and until he or she is succeeded by another qualified director who has been elected.  All the nominees are currently directors of our company.  There are no familial relationships between any of our directors and executive officers.

Directors and Director Nominees

If a nominee is unavailable for election, the proxy holders may vote for another nominee proposed by the board of directors or the board may reduce the number of directors to be elected at the meeting.  Set forth below is information furnished with respect to each nominee for election as a director.

Name	Age	Position(s)
Michael Reger	36	Director, Chairman of the Board and Chief Executive Officer
Lisa Bromiley	40	Director, Lead Independent Director
Robert Grabb	61	Director
Delos Cy Jamison	63	Director
Jack King	60	Director
Loren O’Toole	82	Director
Richard Weber	49	Director

Mr. Reger is a founder of our predecessor, Northern Oil and Gas, Inc., and has served as Chairman of the Board and Chief Executive Officer of our company since March 2007.  Mr. Reger has been involved in the acquisition of oil and gas mineral rights for his entire career. Mr. Reger began working the oil and gas leasing business for his family’s company, Reger Oil, in 1992 and worked as an oil and gas landman for Reger Oil from 1992 until co-founding Northern in 2006.  Mr. Reger holds a B.A. in Finance and an M.B.A. in finance/management from the University of St. Thomas in St. Paul, Minnesota. The Reger family has a history of acreage acquisition in the Williston Basin dating to 1952.

Ms. Bromiley has served as a director since September 2007 and was appointed lead independent director of our company in November 2010.  Ms. Bromiley has served as Vice President of Business Development for Epsilon Energy Ltd., a public independent oil and gas exploration company focused on the Marcellus Shale in Pennsylvania and Bakken Shale of Saskatchewan, since April 2012.  From 2009 to 2012, Ms. Bromiley provided executive financial and accounting consulting services for mergers, acquisitions, bankruptcy reorganizations and raising capital with SolomonEdwardsGroup, LLC, a national CFO services firm.  Ms. Bromiley served as Chief Financial Officer and Treasurer of Platinum Energy Resources, Inc., a public independent oil and gas exploration and production company, from August 2008 to June 2009.  She served as Chief Financial Officer of Flotek Industries, Inc., a public oilfield service company, from April 2004 to August 2008.  Prior to joining Flotek, Ms. Bromiley worked in the energy audit practice of PricewaterhouseCoopers, LLP and worked for three Fortune 500 companies.  Ms. Bromiley served in various accounting, finance, SEC reporting and risk management positions.  Ms. Bromiley is a Certified Public Accountant.  Ms. Bromiley is a member of the American Institute of Certified Public Accountants, Financial Executives International and National Association of Corporate Directors. Ms. Bromiley holds B.B.A. and Masters of Accountancy degrees from the University of Texas.

Mr. Grabb has served as a director since May 2007 and is a Registered Petroleum Geologist with 33 years of experience in the oil and gas industry.  Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.  Mr. Grabb serves as Exploration Manager for Samson Resources Company, a large privately held exploration and production company headquartered in Tulsa, Oklahoma, where he has been employed since March 2007.  Mr. Grabb previously served as a geologist for Newfield Exploration from April 2003 to March 2007.  Mr. Grabb holds B.S. and M.S. Degrees in geology from Montana State University.  Mr. Grabb is also a member of the American Association of Petroleum Geologists and the Society of Petroleum Engineers.

Mr. Jamison has served as a director since August 2011 and is the Chairman and Chief Executive Officer of the Jamison Group LLC, which advises private landowners regarding large land exchanges with the U.S. Federal Government.  Prior to founding the Jamison Group in 2009, Mr. Jamison served from 1994 to 2009 as a Partner in the firm of Jamison and Sullivan, Inc., a diversified consulting firm that specialized in advising start-up companies regarding business development matters, lobbying on behalf of local governments and educational institutions, and assisting companies with development of business opportunities in foreign countries. Mr. Jamison was appointed by President George H. W. Bush, and served from 1989 to 1993 as the National Director of the Bureau of Land Management, Department of the Interior.  Mr. Jamison also served from 1981 to 1993 as the Legislative Advisor of the Interior and Insular Affairs Committee (renamed the Natural Resources Committee), U.S. House of Representatives. Mr. Jamison holds a B.S. degree from Montana State University.

Mr. King has served as a director since May 2007 and has been employed since 1983 as a landman with Hancock Enterprises, an active independent oil and gas exploration and development company based in Billings, Montana.  Mr. King’s 30 years in industry management has primarily been focused on the Northern Rockies.  Throughout his career, Mr. King has managed several independent oil and gas companies.  Currently Mr. King serves on the Montana Board of Oil and Gas Conservation Commission, which is the oil and gas regulatory Board, appointed by the Governor.  Mr. King also serves as an active member on the Board of the Montana Petroleum Association, a nonprofit lobbying and education organization for the Montana oil and gas industry.  Mr. King holds a degree in Economics from the University of Montana.

Mr. O’Toole has served as a director since May 2007.  Mr. O’Toole founded the law firm of O’Toole and O’Toole, based in Plentywood, Montana, over 25 years ago and practices law in the oil and gas industry.  Mr. O’Toole holds a B.A. from Gonzaga University and received his Juris Doctor from Georgetown University Law School.  The O’Toole law firm specializes in oil and gas matters throughout the Rocky Mountain Region.  Mr. O’Toole has over 50 years of experience in the oil and gas industry.

Mr. Weber has served as a director since August 2011 and serves as Chairman and Chief Executive Officer of PennEnergy Resources, LLC, a private equity backed independent oil and gas operator focused on the Marcellus Shale in Pennsylvania and West Virginia.  Prior to co-founding PennEnergy in June 2011, he was President of Atlas Energy, Inc. from September 2009 to February 2011, President and Chief Operating Officer of Atlas Energy Resources, LLC from April 2006 to February 2011, and a director of Atlas Energy Resources, LLC (which was an NYSE-listed company) from December 2006 to September 2009. Atlas, which was sold to Chevron Corporation in 2011, operated more than 10,000 oil and gas wells in four different basins, including the Appalachian Basin. In addition, Atlas owned and controlled the general partner of Atlas Pipeline Partners, L.P., a mid-stream MLP having pipeline and natural gas processing assets in the Appalachian Basin and Mid-Continent region. Prior to joining Atlas, Mr. Weber spent 14 years at McDonald & Company Securities, Inc., subsequently acquired by KeyBanc Capital Markets, where he founded that firm’s Energy Group.  Mr. Weber holds a B.S. in Finance from Miami University (Ohio) and an M.B.A. from Tulane University.

Each nominee brings a unique set of skills to our board of directors.  The board of directors believes the nominees as a group have the experience and skills in areas such as the oil and gas industry, finance, risk management, marketing and corporate governance that are necessary to effectively oversee our company.  Set forth below are the conclusions reached by our board of directors as to why each nominee is qualified for service as a director of our company.

●
Mr. Reger has been our chairman and chief executive officer since our inception and has worked in the oil and gas industry for more than 20 years.  Mr. Reger provides unique industry knowledge related to acquiring mineral leases and brings a deep relationship base with various oil and gas companies in the Williston Basin.

●
Ms. Bromiley has extensive experience as a Chief Financial Officer and leader within various companies across the oil and gas industry.  Ms. Bromiley provides expertise in the areas of financial reporting, accounting, capital markets, internal controls and corporate governance.

●
Mr. Grabb is a Registered Petroleum geologist with over 30 years of experience in the oil and gas industry. Mr. Grabb provides both geological and industry expertise as it relates to our exploration prospects and drilling programs.

●	Mr. Jamison has extensive business and governmental experience in the areas of land management and mineral rights that brings a unique perspective to our board of directors.

●
Mr. King has over 30 years of experience in the oil and gas industry.  Mr. King provides expertise in the areas of evaluating, acquiring and managing oil and gas interests, as well as our exploration prospects.

●	Mr. O’Toole has over 50 years of experience practicing law in the oil and gas industry. Mr. O’Toole advises us on various transactions and oil and gas legal matters.

●	Mr. Weber has extensive experience in the oil and gas industry, and provides us with expertise in financial structuring, capital markets and risk management.

Required Vote

Election to our board of directors of each of the nominees named above requires the affirmative vote of a plurality of the voting power of the outstanding shares of our common stock present and entitled to vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE FOR THE ELECTION OF ALL OF THE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

On April 5, 2013, the audit committee of our board of directors appointed Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for the fiscal year ending December 31, 2013.  A proposal to ratify that appointment will be presented to shareholders at the meeting.  If shareholders do not ratify such appointment, the committee will consider selection of another independent registered public accounting firm.  Representatives of Deloitte are expected to be present at the meeting and they will have the opportunity to make a statement if they desire to do so.  In addition, they are expected to be available to respond to appropriate questions.

Change in Accountants During 2011

Mantyla McReynolds LLC (“MMR”) served as our independent registered public accounting firm for the 2010 fiscal year.  On April 26, 2011, the audit committee of our board of directors dismissed MMR as our independent registered public accounting firm, effective upon MMR’s completion of the required review of our financial statements for the interim period ended March 31, 2011, and appointed Deloitte as our independent registered accounting firm for the fiscal year ended December 31, 2011.

MMR’s report on the financial statements of our company for the fiscal year ended December 31, 2010 did not contain an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principle.

During the fiscal year ended December 31, 2010, through our dismissal of MMR on April 26, 2011, there were no disagreements with MMR on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to MMR’s satisfaction, would have caused MMR to make reference to the subject matter in connection with its reports on our financial statements for such periods.  During the same periods, there was no reportable event of the type set forth in Item 304(a)(1)(v) of Regulation S-K.

Prior to their appointment, our company did not consult with Deloitte with respect to any of the matters or reportable events set forth in Item 304(a)(2)(i) or (ii) of Regulation S-K.

In connection with preparation of our proxy statement for our 2011 annual meeting of shareholders, we provided MMR with a copy of the foregoing disclosure and requested that it furnish us with a letter addressed to the SEC stating whether it agrees with the above statements.  A copy of the letter from MMR was filed with the SEC under cover of a Current Report on Form 8-K on April 28, 2011.

Registered Public Accountant Fees

Deloitte served as our independent registered public accounting firm for the years ended December 31, 2012 and 2011.  Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2012 and December 31, 2011 were as follows:

	Fiscal Year Ended
	December 31, 2012		December 31, 2011
Audit Fees	$569,412		$328,850
Audit-Related Fees	4,700	(1)	63,492	(2)
Tax Fees	18,400	(3)	49,400	(4)
All Other Fees	-		-
Total	$592,512		$441,742
      ________________

(1)	Audit-related fees in 2012 consisted of fees relating to work performed in connection with comment letters received from regulators.

(2)
Audit-related fees in 2011 consisted of fees relating to work performed in connection with comment letters received from regulators, debt compliance letters and accounting due diligence procedures on potential acquisitions.

(3)	Tax related fees in 2012 consisted of fees related to analyzing potential net operating loss carryforward utilization limits.

(4)	Tax related fees in 2011 consisted of fees related to tax due diligence on potential acquisitions and related to analyzing potential net operating loss carryforward utilization limits.

Audit fees were for professional services rendered for the audits of the financial statements, review of interim financial statements, reviews of income tax provisions, audits of statutory financial statements, comfort letters in connection with offerings, consents and the review of documents we filed with the SEC.  The percentage of hours spent by Deloitte on these services that were attributable to work performed by persons not employed by Deloitte, as applicable on a full-time permanent basis did not exceed 50%.

The audit committee of the board of directors has determined that the provision of services covered by the foregoing fees is compatible with maintaining the principal accountant’s independence.

Pre-Approval Policies and Procedures of Audit Committee

Our audit committee has adopted pre-approval policies and procedures to ensure the continued independence of our auditor.  As a general rule, we will only engage our auditors for non-audit-related work if those services enhance and support the attest function of the audit or are an extension to the audit or audit-related services.

Our audit committee annually evaluates our auditors’ independence, professional capability and fees based on a variety of factors.  The committee annually obtains from the auditor a formal written statement delineating all relationships between the auditor and our company, consistent with Independence Standards Board Standard 1 and engages in a dialogue with the auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the auditor.

The audit committee takes appropriate action to oversee the independence of the auditor, which includes review and approval of the auditors’ annual audit plan and audit scope including a description of key functions and/or locations to be audited, a general description of each of the non-audit services provided or to be provided and an estimate of audit and non-audit fees and costs for the year and actual versus estimated for the preceding year.  The committee ascertains whether resources are reasonably allocated as to risk and exposure and makes any recommendations that might be required to more appropriately allocate the auditors’ efforts.

The audit committee appraises the efficiency and effectiveness of the audit efforts and of financial accounting and reporting systems through scheduled meetings with the auditors and ensures that management places no restrictions on the scope of audits or examinations.  The lead audit partner will review with the committee the services the auditor expects to provide and the related fees, as appropriate. In addition, management will provide the committee with periodic updates of any non-audit services that the auditor has been asked to provide or may be asked to provide in the future.

The committee pre-approved all of the services we received from Deloitte during 2012.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 2.

PROPOSAL 3

APPROVE 2013 INCENTIVE PLAN

Introduction

We are asking our shareholders to approve our 2013 Incentive Plan (the “2013 Plan”) which was approved by our board of directors, subject to shareholder approval, on April 5, 2013.  Upon approval of the 2013 Plan by our shareholders, no further awards will be made under our existing Amended and Restated 2009 Equity Incentive Plan, as amended (the “2009 Plan”), and the 2013 Plan will be the only active plan under which equity awards may be made to our employees and our non-employee directors.  Cash incentive awards may also be made under the 2013 Plan as described below. Cash incentive awards were not contemplated by our 2009 Plan, and being able to make such awards under a shareholder-approved plan is one of our primary reasons for adopting the 2013 Plan.

As of April 1, 2013, there were 589,095 shares of our common stock remaining available for future grants under the 2009 Plan.  Because of the importance of providing competitive levels of equity-based compensation to our employees and our non-employee directors, and in light of our pattern of share usage during recent years, we believe that the shares remaining under the 2009 Plan will likely be insufficient to continue making awards beyond 2014.

As a result, our board of directors has approved and is recommending to our shareholders for their approval the 2013 Plan, which authorizes the issuance of 1,500,000 shares of our common stock, plus the number of shares remaining available for future grants under the 2009 Plan on the date our shareholders approve the 2013 Plan.  In addition, the number of shares subject to awards (either granted under the 2013 Plan or that are outstanding under the 2009 Plan on the date the shareholders approve the 2013 Plan) that expire, are forfeited, or are settled in cash will become available for future awards under the 2013 Plan.

Shareholder Approval and Board of Directors Recommendation

Shareholder approval of the 2013 Plan is necessary in order to (i) satisfy the shareholder approval requirements of the NYSE MKT exchange, (ii) satisfy the requirement that shareholders approve the material terms of awards intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code (“Code”), including the business criteria on which performance goals are based and the maximum awards that may be made to any individual, and (iii) permit the grant of incentive stock options subject to Code Section 422.

Our board of directors recommends that our shareholders vote FOR approval of the 2013 Plan because it believes that the 2013 Plan is critical to providing the additional shares and the types and sizes of awards that will be crucial factors in enabling us to continue to provide a competitive mix of compensation to our key employees.

Unless a contrary choice is specified, proxies solicited by the board of directors will be voted FOR approval of the 2013 Plan.  If the 2013 Plan is not approved by the shareholders, the 2009 Plan will remain in effect, and we would remain subject to the existing pool of shares available for issuance under that Plan.

Determination of 2013 Plan Share Reserve

In determining the amount of the share reserve for the 2013 Plan, our compensation committee considered a number of factors, including the following:

•
Importance of long-term equity incentives.  Long-term equity incentives play a critical role in our executive compensation program, motivating executives to make decisions that focus on long-term stockholder value creation, aligning executives’ interests with the interests of stockholders and serving as an effective retention device.  Our ability to continue to provide a competitive level of long-term equity incentives is considered to be of utmost importance to our success.

•
Increased numbers of eligible participants.  When our shareholders most recently approved an increase in the share reserve for the 2009 Plan in 2011, approximately 13 employees and non-employee directors out of a pool of about 16 eligible recipients had received long-term equity incentive awards.  Reflecting the company’s growth, we currently have approximately 25 employees and non-employee directors out a pool of about 26 eligible recipients who have received long-term equity incentive awards.

•
Current and projected overhang percentage.  As of April 1, 2013, the 841,058 shares of our common stock subject to outstanding stock options or available for future awards under the 2009 Plan represented approximately 1.3% of our common shares outstanding as of that date.  The 1,500,000 shares proposed for the 2013 Plan’s share reserve would increase the overhang percentage to approximately 3.7%.

•
Expected share usage.  We expect to continue making equity awards generally consistent with our practices over the past three years.  On that basis, the compensation committee anticipates that the shares available for future awards, totaling approximately 2,089,095 if the 2013 Plan is approved, would be sufficient for equity awards through at least 2015.

Expectations regarding future share usage under the 2013 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2013 Plan reserve through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance.  While the compensation committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Key Compensation Practices

The 2013 Plan includes a number of provisions that we believe promote and reflect compensation practices that closely align our equity compensation arrangements with the interests of our shareholders, including the following key features:

•
No Repricing, Replacement or Repurchase of Underwater Options or Stock Appreciation Rights.  The 2013 Plan prohibits, without shareholder approval, actions to reprice, replace or repurchase options or stock appreciation rights (“SARs”) when the exercise price per share of an option or SAR exceeds the fair market value of the underlying shares.

•
No In-the-Money Option or SAR Grants.  The 2013 Plan prohibits the grant of options or SARs with an exercise price less than the fair market value of our common stock on the date of grant (except in the limited case of “substitute awards” as described below).

•
Minimum Vesting Period for Full Value Awards.  For equity awards other than options and SARs (referred to as “full value awards”), a minimum vesting period of three years is prescribed for awards subject only to service-based vesting conditions and one year for awards subject to performance-based vesting conditions, subject only to limited exceptions.

•
Double Trigger Accelerated Vesting/Payment Following a Change in Control.  The 2013 Plan provides that if outstanding awards are continued, assumed or replaced in connection with a change in control, accelerated vesting or payment of an award will occur if employment is terminated involuntarily (other than for “cause”) within 24 months of the change in control.

•
No Liberal Share Counting.  Shares delivered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with option and SAR awards, shares that we repurchase using option exercise proceeds and shares subject to a SAR award that are not issued in connection with the stock settlement of that award upon its exercise may not be used again for new grants.

•
Dividend Equivalents Subject to Performance Conditions.  Dividends and dividend equivalents payable with respect to the unvested portion of full value awards whose vesting is subject to the satisfaction of performance conditions will be subject to the same restrictions as the underlying shares or units.

•	No Liberal Definition of “Change in Control.” No change in control would be triggered by stockholder approval of a business combination transaction.

Description of the 2013 Incentive Plan

The major features of the 2013 Plan are summarized below.  The summary is qualified in its entirety by reference to the full text of the 2013 Plan, which is attached to this proxy statement as Appendix A.

Purpose of the 2013 Plan.  The 2013 Plan is intended to advance the interests of our company and its shareholders by enabling us to attract and retain the best available personnel for positions of responsibility, and to provide them with incentive awards intended to align their interests with those of our shareholders and thereby promote our long-term business success

Eligible Participants.  All employees, consultants, advisors and independent contractors of the company or any subsidiary, as well as all non-employee directors of the company, are eligible to receive awards under the 2013 Plan.  As of April 1, 2013, there were approximately 26 employees or non-employee directors of the company, and an indeterminate number of consultants and advisors, who would be eligible to receive awards under the 2013 Plan.  Although not necessarily indicative of future grants under the 2013 Plan, as of the same date, approximately 25 of the 26 eligible employees and non-employee directors have been granted awards under the 2009 Plan.

Administration.  The 2013 Plan will be administered by the compensation committee.  To the extent consistent with applicable law, the compensation committee may delegate its duties, power and authority under the 2013 Plan to any of its members, to our executive officers or non-employee directors with respect to awards to participants who are not themselves our directors or executive officers or, in connection with non-discretionary administrative duties, to one or more agents or advisors.

The compensation committee has the authority to determine the persons to whom awards will be granted, the timing, type and number of shares covered by each award, and the terms and conditions of the awards.  The compensation committee may also establish and modify rules to administer the 2013 Plan, interpret the 2013 Plan and any related award agreement, cancel or suspend an award or the exercisability of an award, modify the terms of outstanding awards to the extent permitted under the 2013 Plan, and require or permit the deferral of the settlement of an award.  Unless an amendment to the terms of an award is necessary to comply with applicable laws or stock exchange rules, a participant who would be adversely affected by such an amendment must consent to it.

Except in connection with equity restructurings and other situations in which share adjustments are specifically authorized, the 2013 Plan prohibits the compensation committee from repricing any outstanding “underwater” option or SAR awards without the prior approval of our shareholders.  For these purposes, a “repricing” includes amending the terms of an option or SAR award to lower the exercise price, canceling an option or SAR award and granting in exchange replacement options or SARs having a lower exercise price or canceling an underwater option or SAR award in exchange for cash, other property, a full value award or a cash incentive award.

Subject to certain limits in the 2013 Plan, the compensation committee may also establish subplans or modify the terms of awards under the 2013 Plan with respect to participants who reside outside of the United States or are employed by a non-U.S. subsidiary in order to comply with local legal requirements.

Available Shares and Limitations on Awards.  A maximum of 1,500,000 shares of our common stock are available for issuance under the 2013 Plan, plus the number of shares remaining available for future grants under the 2009 Plan on the date our shareholders approve the 2013 Plan.  If our shareholders approve the 2013 Plan, no further awards may be made under the 2009 Plan.  Under the terms of the 2013 Plan, the number of shares of common stock subject to options or SARs that may be granted to any one participant during a calendar year may not exceed 500,000.  No more than 1,500,000 shares may be issued pursuant to the exercise of incentive stock options.  Certain additional limitations on individual awards intended to qualify as performance-based compensation under Code Section 162(m) are discussed below.  All of these share limitations are subject to adjustment for changes in our corporate structure or shares, as described below.  The shares of common stock covered by the 2013 Plan are authorized but unissued shares.

Any shares of common stock subject to an award under the 2013 Plan, or to an award under the 2009 Plan that is outstanding on the date our shareholders approve the 2013 Plan, that expires, is forfeited or terminated, or is settled or paid in cash will, to the extent of such expiration, forfeiture, termination or settlement, automatically become available for future awards under the 2013 Plan.  Similarly, any shares tendered or withheld to satisfy any tax withholding obligation in connection with a full value award will also become available for future awards under the 2013 Plan.  However, any shares tendered or withheld to pay the exercise price or satisfy a tax withholding obligation in connection with an option or SAR award, any shares repurchased by us using option exercise proceeds and any shares subject to a SAR award that are not issued in connection with the stock settlement of the SAR award on its exercise may not be used again for future awards.

Awards granted or shares of our common stock issued under the 2013 Plan upon the assumption of, or in substitution or exchange for, outstanding equity awards previously granted by an entity acquired by us or any of our subsidiaries (referred to as “substitute awards”) will not reduce the share reserve under the 2013 Plan.  Additionally, if a company acquired by us or any of our subsidiaries has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition, the unused shares under that pre-existing plan may be used for awards under the 2013 Plan and will not reduce the share reserve under the 2013 Plan, but only if the awards are made to individuals who were not employed by or providing services to us or any of our subsidiaries immediately prior to such acquisition.

Types of Awards.  The 2013 Plan permits us to award stock option awards, SAR awards, restricted stock awards, stock unit awards, other stock-based awards and cash incentive awards to eligible recipients.  These types of awards are described in more detail below.

Options.  Employees of our company or any subsidiary may be awarded “incentive stock options” within the meaning of Code Section 422, and any eligible recipient may be awarded options to purchase common stock that do not qualify as incentive stock options, referred to as “nonqualified stock options.”  The exercise price to be paid by a participant at the time an option is exercised may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the option is granted as a substitute award as described earlier.  “Fair market value” under the 2013 Plan as of any date means the closing sale price of a share of our common stock on the NYSE MKT exchange on the immediately preceding trading day.  As of April 1, 2013, the closing sale price of a share of our common stock on the NYSE MKT was $14.14.

The total purchase price of the shares to be purchased upon exercise of an option will be paid by the participant in cash unless the compensation committee allows exercise payments to be made, in whole or in part, (i) by means of a broker-assisted sale and remittance program, (ii) by delivery to us (or attestation as to ownership) of shares of common stock already owned by the participant, or (iii) by a “net exercise” of the option in which a portion of the shares otherwise issuable upon exercise of the option are withheld by us.  Any shares delivered or withheld in payment of an exercise price will be valued at their fair market value on the exercise date.

An option will vest and become exercisable at such time, in such installments and subject to such conditions as may be determined by the compensation committee, and no option may have a term greater than 10 years from its date of grant.

Stock Appreciation Rights.  A SAR award provides the right to receive a payment from us equal to the difference between (i) the fair market value as of the date of exercise of the number of shares of our common stock as to which the SAR is being exercised, and (ii) the aggregate exercise price of that number of shares.  The compensation committee determines whether payment will be made in shares of our common stock, cash or a combination of both.  The exercise price per share of a SAR award will be determined by the compensation committee, but may not be less than 100% of the fair market value of one share of our common stock on the date of grant, unless the SAR is granted as a substitute award as described earlier.  A SAR award may not have a term greater than 10 years from its date of grant, and will be subject to such other terms and conditions, consistent with the terms of the 2013 Plan, as may be determined by the compensation committee.

Restricted Stock Awards.  A restricted stock award is an award of our common stock that vests at such times and in such installments as may be determined by the compensation committee.  Until it vests, the shares subject to the award are subject to restrictions on transferability and the possibility of forfeiture.  The compensation committee may impose such restrictions or conditions to the vesting of restricted stock awards as it deems appropriate, including that the participant remain continuously in our service for a certain period or that we, or any of our subsidiaries or business units, satisfy specified performance goals.  Unless otherwise specified by the compensation committee, dividends and distributions paid on restricted shares will be subject to the same restrictions as the underlying shares, except for regular cash dividends on awards that are subject only to service-based vesting conditions.  Participants are entitled to vote restricted shares prior to the time they vest.

Stock Unit Awards.  A stock unit award is a right to receive the fair market value of one or more shares of our common stock, payable in cash, shares, or a combination of both, that vests at such times and in such installments as may be determined by the compensation committee.  Until it vests, a stock unit award is subject to restrictions on transferability and the possibility of forfeiture.  Stock unit awards will be subject to such terms and conditions, consistent with the other provisions of the 2013 Plan, as may be determined by the compensation committee.  The compensation committee may provide for the payment of dividend equivalents on stock unit awards and other stock-based awards, but any dividend equivalents paid on an unvested performance-based award of either type must be subject to the same restrictions as the underlying units or share equivalents.

Other Stock-Based Awards.  The compensation committee may grant awards of common stock and other awards that are valued by reference to and/or payable in shares of our common stock under the 2013 Plan.  The compensation committee has complete discretion in determining the terms and conditions of such awards.

Cash Incentive Awards.  The compensation committee may grant performance-based awards that are settled in cash or other forms of awards under the 2013 Plan or a combination thereof.  The compensation committee has complete discretion in determining the amount, terms and conditions of such awards.

Minimum Vesting Periods.  For full value awards, a minimum vesting period of three years is prescribed for awards that are subject only to service-based vesting conditions, and an award subject to performance-based vesting conditions must have a performance period of at least one year.  These required vesting periods will not apply: (i) to awards granted in payment of other earned compensation, (ii) upon a change in control, (iii) upon termination of service due to death or disability, (iv) to a substitute award that does not reduce the vesting period of the award being replaced, (v) to awards made to non-employee directors, or (vi) to awards involving an aggregate number of shares not in excess of 5% of the 2013 Plan’s share reserve.

Transferability of Awards.  In general, no right or interest in any award under the 2013 Plan may be assigned or transferred by a participant, except by will or the laws of descent and distribution.  However, the compensation committee may provide that an award (other than an incentive stock option) may be transferable by gift to a participant's family member or pursuant to a qualified domestic relations order.  Any permitted transferee of an award will remain subject to all the terms and conditions of the award applicable to the participant.

Effect of Termination of Service.  If a participant’s employment or other service relationship with us and our subsidiaries is terminated, the 2013 Plan provides that unvested portions of his or her outstanding awards will be forfeited and vested portions of outstanding option and SAR awards will continue to be exercisable for a period of either 90 days or one year after termination, depending on the reason for the termination, unless the termination is for cause.  In that case, the vested but unexercised portions of option and SAR awards will also be terminated.  The compensation committee may provide for different termination consequences in an individual award agreement.

Performance-Based Compensation Under Section 162(m).  The compensation committee may grant full value awards and cash incentive awards under the 2013 Plan to employees who are or may be “covered employees,” as defined in Code Section 162(m), that are intended to be “performance-based compensation” within the meaning of Section 162(m) in order to preserve the deductibility of those awards for federal income tax purposes.  Under current IRS interpretations, “covered employees” of a company for any year are its chief executive officer and any other executive officer (other than the chief financial officer) who is among the three other most highly compensated executive officers employed by the company at the end of that year.  Participants are entitled to receive payment for a Section 162(m) performance-based award for any given performance period only to the extent that pre-established performance goals set by the compensation committee for the performance period are satisfied.  Option and SAR awards granted under the 2013 Plan need not be conditioned upon the achievement of performance goals in order to constitute performance-based compensation for Section 162(m) purposes.

The maximum number of our shares that may be the subject of full value awards that are intended to qualify as performance-based compensation for purposes of Section 162(m), that are denominated in shares or share equivalents and that are granted to any participant during any calendar year may not exceed 500,000 shares.  The maximum amount payable with respect to any cash incentive awards and full value awards that are denominated other than in shares or share equivalents and that are granted to any one participant during any calendar year shall not exceed $10,000,000.

The pre-established performance goals set by the compensation committee must be based on one or more of the following performance measures specified in the 2013 Plan: (i) revenues; (ii) gross profit; (iii) income from operations; (iv) net income; (v) earnings before income taxes; (vi) earnings before interest and taxes; (vii) earnings before interest, taxes, depreciation and amortization; (viii) earnings before interest, taxes, depreciation, amortization and share-based compensation expense; (ix) net income per share (basic or diluted); (x) profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; (xi) cash flow; (xii) market share; (xiii) margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); (xiv) stock price; (xv) total stockholder return; (xvi) asset quality; (xvii) non-performing assets; (xviii) operating assets; (xix) balance of cash, (xx) cash equivalents and marketable securities; (xxi) improvement in or attainment of expense levels or cost savings; (xxii) economic value added; (xxiii) improvement in or attainment of working capital levels; (xxiv) employee retention; (xxv) employee safety; (xxvi) customer satisfaction; (xxvii) production levels; (xxviii) proved, probable and/or possible reserve levels and/or additions; (xxix) discounted present value of proved, probable and/or possible reserves; (xxx) debt, credit or other leverage measures or ratios; (xxxi) finding and development costs; (xxxii) property or mineral leasehold acquisitions or dispositions; and (xxxiii) implementation or completion of critical projects.

The compensation committee may select one measure or multiple measures for assessing performance, and the measurement may be based upon company-wide, subsidiary, business unit or individual performance, and may be expressed in absolute amounts, on a per share basis, as a growth rate or change from preceding periods, or by relative comparison to the performance of other companies or other external measures.  The compensation committee will define in an objective fashion the manner of calculating the performance goals based on the performance measures it elects to use in any performance period, and will establish such performance goals within the time period prescribed by, and will otherwise comply with the requirements of, Section 162(m).  In determining the actual amount to be paid with respect to an individual performance-based award for a performance period, the committee may reduce (but not increase) the amount that would otherwise be payable as a result of satisfying the applicable performance goals.

Approval of the 2013 Plan at the 2013 Annual Meeting will be deemed to include, among other things, approval of the eligibility of executive officers and other employees to participate in the 2013 Plan, the performance measures to which awards intended to be “performance-based compensation” under Section 162(m) may be subject, the maximum amount payable under the Plan to any employee in connection with an award intended to be “performance-based compensation” under Section 162(m), and the qualification of option and SAR awards granted under the 2013 Plan as “performance-based compensation” for purposes of Section 162(m).

Change in Control.  If a change in control of our company occurs and any outstanding award is continued, assumed or replaced by the company or the surviving or successor entity in connection with the change in control, and if within 24 months after the change in control a participant's employment or other service is terminated without cause, then (i) each of the participant's outstanding options and SARs will become exercisable in full, and (ii) each of the participant's unvested full value awards will fully vest.  If any outstanding award is not continued, assumed or replaced in connection with the change in control, then the same consequences as specified in the previous sentence will occur in connection with a change in control unless and to the extent the compensation committee elects to terminate such award in exchange for a payment in an amount equal to the intrinsic value of the award (or, if there is no intrinsic value, the award may be terminated without payment).  The compensation committee may provide for different change in control consequences in an individual award agreement.

If any payments or benefits provided under the 2013 Plan taken together with other payments an individual may receive in connection with a change in control may constitute a “parachute payment” under Code Section 280G, such payments or benefits may be reduced to provide the individual with the best after-tax result.  Specifically, the individual will receive either a reduced amount so that the excise tax imposed under Code Section 4999 is not triggered, or the individual will receive the full amount of the payments and benefits and then be liable for any excise tax.

The 2013 Plan generally defines a “change in control” as a merger or consolidation involving us, a sale of all or substantially all of our assets, the acquisition by a person or group of more than 50% of the voting power of our stock, or certain changes in the composition of our board of directors.  “Cause” for termination is generally defined as a material violation of law, including fraud, theft or embezzlement; intentional damage to the company’s assets; willful and continued failure to substantially perform required duties for the company; or willful conduct demonstrably and materially injurious to the company.

Share Adjustment Provisions.  If certain transactions with our shareholders occur that cause the per share value of our common stock to change, such as stock splits, spin-offs, stock dividends or certain recapitalizations (referred to as “equity restructurings”), the compensation committee will equitably adjust (i) the class of shares issuable and the maximum number and kind of shares subject to the 2013 Plan, (ii) outstanding awards as to the class, number of shares and exercise price per share, and (iii) award limitations prescribed by the 2013 Plan.  In connection with other types of transactions that may also affect our common stock, such as reorganizations, mergers or consolidations, the compensation committee may make similar equitable adjustments in its discretion.

Deferral of Payouts.  The compensation committee may permit or require the deferral by a participant of the receipt of shares or cash in settlement of any full value award or cash incentive award under the 2013 Plan, and will prescribe the terms, conditions and procedures for such deferrals.  Shares to effect the settlement of any such deferral will be drawn from and charged against the 2013 Plan’s share reserve.

Effective Date and Term of the 2013 Plan.  The 2013 Plan became effective on the date it was approved by our board of directors, subject to approval by our shareholders within 12 months after approval by our board of directors.  If shareholder approval is not obtained within that time period, the 2013 Plan and all awards made thereunder will be terminated and of no further force or effect.  If the 2013 Plan is approved by our shareholders, the 2013 Plan will generally remain in effect until the tenth anniversary of such approval or its earlier termination by our board of directors.  Awards outstanding under the 2013 Plan at the time it expires or is terminated by our board of directors will continue in accordance with their terms.

Amendment of the Plan.  Our board of directors may amend the 2013 Plan at any time, but no amendments will be effective without shareholder approval if such approval is required under applicable laws or regulations or under the rules of the exchange on which our common shares are then listed.  No amendment of the 2013 Plan may adversely affect any outstanding award without the consent of the affected participant, except for amendments necessary to comply with applicable laws or stock exchange rules.

U.S. Federal Income Tax Consequences

The following is a description of the principal United States federal income tax consequences to participants subject to U.S. taxation and to us with respect to awards granted under the 2013 Plan, based on current statutes, regulations and interpretations, all of which are subject to change, possibly with retroactive effect.  This description is not intended to be complete and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Nonqualified Stock Options.  If a participant is granted a nonqualified stock option under the 2013 Plan, the participant will not recognize taxable income upon the grant of the option.  Generally, the participant will recognize ordinary income at the time of exercise in an amount equal to the difference between the fair market value of the shares acquired at the time of exercise and the exercise price paid. The participant's basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our common stock on the date the option was exercised.  Any subsequent gain or loss will be taxable as a capital gain or loss.  The company will generally be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes as ordinary income.

Incentive Stock Options.  If a participant is granted an incentive stock option under the 2013 Plan, the participant will not recognize taxable income upon grant of the option.  Additionally, if applicable holding period requirements (a minimum of two years from the date of grant and one year from the date of exercise) are met, the participant will not recognize taxable income at the time of exercise.  However, the excess of the fair market value of the shares acquired at the time of exercise over the aggregate exercise price is an item of tax preference income potentially subject to the alternative minimum tax.  If shares acquired upon exercise of an incentive stock option are held for the holding period described above, the gain or loss (in an amount equal to the difference between the fair market value on the date of sale and the exercise price) upon disposition of the shares will be treated as a long-term capital gain or loss, and the company will not be entitled to any deduction.  Except in the event of death, if the holding period requirements are not met, the incentive stock option will be treated as one that does not meet the requirements of the Code for incentive stock options and the tax consequences described for nonqualified stock options will generally apply.

Other Awards.  The current federal income tax consequences of other awards authorized under the 2013 Plan generally follow certain basic patterns.  SAR awards are taxed and deductible in substantially the same manner as nonqualified stock options.  An award of nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition by a participant in an amount equal to the fair market value of the shares received at the time the restrictions lapse and the shares vest, unless the participant elects under Code Section 83(b) to accelerate income recognition and the taxability of the award to the date of grant.  Stock unit awards and cash incentive awards generally result in income recognition by a participant at the time payment of such an award is made in an amount equal to the amount paid in cash or the then-current fair market value of the shares received, as applicable.  In each of the foregoing cases, the company will generally have a corresponding deduction at the time the participant recognizes ordinary income, subject to Code Section 162(m) with respect to covered employees.

Section 162(m) of the Code.  Code Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to the covered employee exceeds $1,000,000, unless, among other exceptions, the compensation qualifies as “performance-based compensation.”  The 2013 Plan is intended to meet the requirements of Section 162(m), but full value awards and cash incentive awards granted under the 2013 Plan will only be treated as qualified performance-based compensation under Section 162(m) if the awards and the procedures associated with them comply with all other requirements of Section 162(m), including that the maximum amount of compensation a covered employee may receive is based on the satisfaction of pre-established objective performance goals.

Section 409A of the Code.  The foregoing discussion of tax consequences of awards under the 2013 Plan assumes that the award discussed is either not considered a “deferred compensation arrangement” subject to Section 409A of the Code, or has been structured to comply with its requirements.  If an award is considered a deferred compensation arrangement subject to Section 409A but fails to comply, in operation or form, with the requirements of Section 409A, the affected participant would generally be required to include in income when the award vests the amount deemed “deferred,” would be required to pay an additional 20% income tax on such amount, and would be required to pay interest on the tax that would have been paid but for the deferral.

New Plan Awards

The compensation committee has approved awards to our four current executive officers under a 2013 annual bonus incentive program and a 2013 long-term equity incentive program, each established under the 2013 Plan and both of which are subject to shareholder approval of the 2013 Plan.  For additional detail on these programs, see “Executive Compensation—Compensation Discussion and Analysis—2013 Bonus Program” and “–2014 Long-Term Equity Incentives.”  The awards approved as of the date of this Proxy Statement under these programs are summarized in the table below.  If the shareholders do not approve the 2013 Plan, these awards will be terminated and of no further force or effect, and the compensation committee will consider what incentive compensation, if any, to provide in lieu of such awards.

The compensation committee has not approved any other awards under the 2013 Plan as of the date of this Proxy Statement, and does not intend to do so prior to shareholder approval of the 2013 Plan.  Moreover, because all awards under the 2013 Plan are discretionary with the compensation committee, neither the number nor types of future 2013 Plan awards to be received by or allocated to particular participants or groups of participants is presently determinable.

New Plan Benefits
2013 Incentive Plan

Name and Position	2013 Annual Bonus Incentive Program Award Values ($)(1)	2013 Performance Equity Award Values ($)(2)
Michael Reger CEO and Chairman of the Board	584,375	1,237,500
Thomas Stoelk CFO	283,333	600,000
Executive Officer Group (4 persons, includes CEO and CFO)	1,239,583	2,625,000
Non-Executive Director Group	-	-
Non-Executive Officer Employee Group	-	-
____________________________
(1)
The amounts that will actually be received are dependent upon the Company’s performance during 2013 on performance goals involving production, Adjusted EBITDA and proved reserves growth, and are not currently determinable.  In accordance with regulatory guidance, the amounts shown for the individuals and group that have received awards are the amounts those individuals and groups would have received for 2012 if the 2013 Plan and the 2013 annual bonus incentive program had been in effect at that time.

(2)
The amounts shown for the individuals and group that have received performance equity awards represent 150% of the individual’s or group’s 2013 base salary, which is the maximum performance equity award value that each individual or group may earn under the 2013 long-term equity incentive program.  The actual performance equity award value that will be earned and utilized to determine the number of restricted shares to be received by each individual or group in early 2014 will be dependent upon the Company’s 2013 total shareholder return relative to its peer group companies.  The number of restricted shares to be issued in early 2014 will be determined by dividing the earned performance equity award value by the then current fair market value of a share of our common stock.  These restricted shares will vest over a subsequent three-year service-based vesting period.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU
VOTE “FOR” THIS PROPOSAL 3.

PROPOSAL 4

NONBINDING ADVISORY VOTE TO APPROVE
THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS

In July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 was signed into law.  Among other things, the Dodd-Frank Act requires our company to provide shareholders a separate nonbinding advisory vote to approve the compensation of our named executive officers.  The named executive officers are the individuals identified in the Summary Compensation Table on page 39 of this proxy statement.

This proposal gives our shareholders an opportunity to express their views on our executive officer compensation.  Because your vote on this proposal is advisory, it will not be binding upon us or our board of directors.  However, the compensation committee will review the results of the vote carefully and will take the results of its review into account when making future executive officer compensation decisions.

Before you vote on the resolution below, please carefully review the entire “Compensation Discussion and Analysis” beginning on page 29 and the tables, narrative disclosure and footnotes that follow the “Compensation Discussion and Analysis”.  The “Compensation Discussion and Analysis” contains important information about our executive compensation program and philosophy. It also explains how and why the compensation committee made specific decisions about the named executive officers’ compensation for their 2012 performance.

Resolved, that the shareholders of Northern Oil and Gas, Inc. hereby approve, on an advisory basis, the compensation of the named executive officers in the Compensation Discussion and Analysis, the compensation tables, and the other related tables and disclosure as disclosed in this proxy statement.

THE BOARD OF DIRECTORS BELIEVES THAT
THE COMPENSATION OF OUR EXECUTIVE OFFICERS IS APPROPRIATE
AND RECOMMENDS A VOTE “FOR” THIS PROPOSAL 4.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Named Executive Officers

This Compensation Discussion and Analysis provides information about the 2012 compensation program for the following named executive officers, who were the only individuals who served as executive officers during 2012:

Michael Reger	Chief Executive Officer, Chairman of the Board and Director

Ryan Gilbertson	Former President (until October 1, 2012)

James Sankovitz	Former Chief Operating Officer (until October 16, 2012)

Thomas Stoelk	Chief Financial Officer

Overview

Our compensation committee is responsible for establishing director and executive officer compensation, as well as policies and programs to insure that they are consistent with our compensation philosophy and corporate governance guidelines.  The compensation committee is authorized to make plan awards to our employees to recognize individual and company-wide achievements as the committee deems appropriate.  Our compensation committee has annually reviewed and approved base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.

We have implemented a compensation program that is designed to reward our management for maximizing shareholder value and ensuring the long-term stability of our company. Our compensation program is intended to reward individual accomplishments, team success and corporate results. It also recognizes the varying responsibilities and contributions of each employee and is intended to foster an ownership mentality among our management team.

During 2012, our company made significant financial and operating achievements, which the compensation committee believes warranted significant rewards to our named executive officers.  Our 2012 achievements included:

•	95% production growth compared to 2011;
•	44% proved reserve growth compared to year-end 2011;
•	Added 563 gross (48.3 net) wells to production, resulting in an 83% increase in net producing wells compared to year-end 2011; and
•
Added access to capital through the issuance of $300 million in 8% senior notes due 2020, and an expansion of our revolving credit facility from one lender with $120 million in borrowing capacity to 12 lenders with $350 million in borrowing capacity.

Prior to 2012, year-end compensation decisions for our executive officers were made primarily using a post hoc process where the compensation committee reviewed company and individual performance at the end of the year, and then made decisions regarding year-end annual bonuses and long-term incentive awards.  The compensation committee had historically utilized this methodology due to the difficulty of setting meaningful performance goals for an early-stage company experiencing rapid growth in a dynamic business environment.  With the maturing of our company and the business environment in which we operate, the compensation committee believed it was appropriate for 2012 and on a going-forward basis to increase our reliance on pre-determined performance goals in determining executive compensation.  As such, in April 2012, the compensation committee adopted a 2012 annual bonus incentive plan that included a matrix of performance goals that was used to determine 2012 year-end bonuses for executive officers.  This plan is described in more detail below under “2012 Bonuses.”  In March 2013, the compensation committee adopted a 2013 annual bonus incentive program that includes a matrix of performance goals that will be used in determining 2013 year-end bonuses for executive officers, and also adopted a 2013 long-term equity incentive program that includes performance goals that will be used in determining the number of restricted shares that may be granted to executive officers in early 2014.  These plans are described in more detail below under “2013 Bonus Plan” and “2014 Long-Term Equity Incentives.”

In 2012, we held a stockholder advisory vote on the compensation paid to our named executive officers for 2011, which resulted in approximately 95% of the votes cast approving such compensation.  Our compensation committee evaluated the results of last year’s advisory vote on executive compensation and, given the support expressed by stockholders, did not make any specific changes to our executive compensation program as a result thereof.

Compensation Consultant and Peer Group

In 2011, the compensation committee engaged BDO Seidman (“BDO”) as an independent consultant to advise the compensation committee on peer group executive compensation practices, and with respect to potential compensation packages for certain management additions the company considered during the year.  In connection with this engagement, the compensation committee selected a group of companies that they consider a “peer group” for executive compensation analysis purposes.  The oil and gas companies that comprise this peer group were selected primarily on the basis of their financial and operating profiles, and/or because they potentially compete with us for executive talent.  The 2011 peer group for these purposes consisted of: Berry Petroleum Company, Bill Barrett Corp., Brigham Exploration Company, Carrizo Oil and Gas, Inc., Forest Oil Corporation, GeoResources, Inc., Gulfport Energy Corp., Kodiak Oil & Gas Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., SandRidge Energy Inc., and Swift Energy Company.

Neither the compensation committee nor management has engaged a compensation consultant since the 2011 engagement of BDO described above.  However, in connection with making executive compensation decisions in March 2013, the compensation committee altered our peer group for executive compensation analysis purposes.  The new peer group for these purposes consists of Bill Barrett Corp., Carrizo Oil and Gas, Inc., Forest Oil Corporation, Goodrich Petroleum Corp., Gulfport Energy Corp., Halcon Resources Corp., Kodiak Oil & Gas Corp., Magnum Hunter Resources Corp., Oasis Petroleum Inc., Resolute Energy Corp., Rosetta Resources Inc., Stone Energy Corp., and Swift Energy Company. The new peer group differs from the previous peer group primarily due to changes in the financial and operating profiles of both our company and the companies that comprised our prior peer group, as well as our compensation committee’s subjective determination regarding the companies with whom we compete for executive talent.  In addition, several of the former peer companies ceased to be public companies due to sales or pending sales.  The compensation committee selected the new peer group primarily for the purpose of the 2013 long-term equity incentive program, which is described in more detail below under “2014 Long Term Equity Incentives.”

Role of Executives in Establishing Compensation

The compensation committee makes the final determination of all compensation paid to our named executive officers and is involved in all compensation decisions affecting our executive officers.  However, management also plays a role in the determination of executive compensation levels.  At the end of each year, management provides recommendations to the compensation committee regarding year-end bonus and long-term incentive compensation for all employees.  Management also participates in the discussion of peer companies to be used to benchmark named executive officers’ compensation.  All management recommendations are reviewed and modified as necessary by the compensation committee, and final compensation amounts are ultimately determined by the compensation committee.  The compensation committee meets regularly in executive session without management present.

Compensation Philosophy

To recruit and retain the most qualified and competent individuals as senior executives, we strive to maintain a compensation program that is competitive in our market and with respect to the general profession of our executives.  We remain committed to hiring and retaining qualified, motivated employees at all levels within the organization while ensuring that all forms of compensation are aligned with business needs.  Our compensation program is intended to reward exceptional organizational and individual performance.  Our compensation system is designed to support the successful attainment of our vision, values and business objectives.

The following compensation objectives are considered in setting the compensation components for our senior executives:

•
Attract and retain key executives responsible not only for our continued growth and profitability, but also for ensuring proper corporate governance and carrying out the goals and plans of our company;

•	Motivate management to enhance long-term stockholder value and to align our executives’ interests with those of our stockholders;

•	Correlate a portion of management’s compensation to measurable financial and operating performance;

•	Evaluate and rate performance relative to the existing market conditions during the measurement period; and

•	Set compensation and incentive levels that reflect competitive market practices.

The principal components of our executive compensation program are base salary, annual incentive bonuses and long-term incentive awards. We blend these elements in order to formulate compensation packages which provide competitive pay, reward the achievement of financial, operational and strategic objectives on a short- and long-term basis, and align the interests of our executive officers and other senior personnel with those of our stockholders.

We have traditionally utilized stock incentives as a means to align the interests of our management with the interests of our shareholders and motivate our management to enhance shareholder value.  Stock issuances to-date have been designed to serve as both short-term rewards and long-term incentives.  As a result, each of our named executive officers who have served with the company for at least one year holds a significant number of shares of our outstanding common stock.

Employment Agreements

All executive officers have entered into written employment agreements with our company.  All such agreements provide that year-end cash bonuses are at the discretion of the compensation committee or board of directors, to be determined according to our achievement of performance objectives each year.  Certain provisions of such agreements with our named executive officers are summarized below under “Potential Payments upon Termination or Change in Control.”

Elements of Compensation

The total compensation and benefits program for our executive officers generally consists of a combination of the following components:

•	base salaries;

•	annual bonus incentive plan;

•	discretionary bonuses;

•	long-term equity-based incentive compensation;

•	retirement, health and welfare benefits;

•	perquisites; and

•	severance/change of control arrangements.

Base Salaries

We provide base salaries to compensate our senior executives and other employees for services performed during the fiscal year. This provides a level of financial certainty and stability in an industry with historical volatility and cyclicality. The base salaries are designed to reflect the experience, education, responsibilities and contribution of the individual executive officers. This form of compensation is eligible for annual merit increases, and is initially established for each executive through individual negotiation.  Thereafter, salaries are reviewed annually, based on a number of factors, both quantitative, including detailed organizational and competitive analyses, and qualitative, including the compensation committee’s perception of the executive’s experience, performance and contribution to our business objectives and corporate values.

Effective January 1, 2011, Mr. Reger and Mr. Gilbertson requested, and agreed with the compensation committee to not receive any base cash compensation, meaning they have been compensated primarily through equity awards, with the exception of receiving some or all of their year-end bonuses in cash.  Receiving primarily stock compensation has been intended to strongly align the personal performance and success of Mr. Reger and Mr. Gilbertson, who co-founded our business, with the interests and success of our shareholders.  On March 29, 2013, the compensation committee determined that Mr. Reger’s base salary would be $825,000 for 2013, which is substantially equivalent to the $824,880 compensation value recognized in connection with the vesting of the portion of his January 1, 2012 long-term equity grant that was deemed by the compensation committee to be in place of his base salary for 2012.  Mr. Reger’s 2013 base salary will be paid quarterly in the form of fully vested shares of the company’s common stock.  The closing price of the company’s common stock on March 29, 2013 was $14.38, and as such Mr. Reger will receive 57,371 shares of common stock in lieu of salary for 2013.

In November 2011, Mr. Sankovitz’s annual base salary was increased to $325,000 for 2012 as a result of his increased management responsibilities in our growing organization and strong individual contributions to our company’s 2011 achievements.  Mr. Stoelk joined the company in December 2011 and, under his employment agreement, had an annual base salary of $275,000 in 2012.  In November 2012, Mr. Stoelk’s annual base salary was increased to $400,000 for 2013 as a result of his outstanding individual contributions and his expanded responsibilities following the departures of Mr. Gilbertson and Mr. Sankovitz.

Annual Bonus Incentive Plan

The annual bonus incentive plan provides variable compensation for the achievement of financial and operating performance objectives. It is designed to reward executive officers for their contribution to the achievement of certain objectives of our company. Under this compensation program, each executive officer has the opportunity to earn an annual incentive compensation bonus up to a maximum of 200% of base salary.  Prior to 2012, such bonuses were typically paid either entirely in stock, or a combination of cash and stock.  For 2012, such bonuses were paid entirely in cash, and the compensation committee expects to continue this practice for 2013.

Discretionary Bonuses

In addition to bonuses under the annual bonus incentive plan discussed above, the compensation committee may also approve the payment of discretionary bonuses in recognition of significant achievements or other factors.  Generally, the maximum discretionary bonus the compensation committee would award in any circumstance would not exceed 100% of base salary.  For 2012, certain executive officers received a discretionary bonus equal to 37.5% of base salary, as described in detail below under “2012 Bonuses.”

2012 Bonuses

As noted above under “Overview,” the compensation committee believed it was appropriate for 2012 and on a going-forward basis to increase our reliance on pre-determined performance goals in determining executive compensation, in order to better:

•	motivate management to achieve key shorter-term corporate objectives, and
•	align executives’ interests with our stockholders’ interests.

As such, in April 2012, the compensation committee adopted a 2012 annual bonus incentive plan that included a matrix of performance goals that was used in determining 2012 year-end bonuses for executive officers.  Achievement of specified threshold, target and maximum goals could result in bonuses of up to 50%, 100% and 200% of base salary, respectively.  The matrix of performance goals, the company’s achievement relative to these goals, and the bonus amounts paid in respect thereof (as a percentage of base salary) are summarized in the following table:

2012 Performance Goals	Bonus Potential (% of Annual Salary)	Goal Achieved?	Bonus Paid for Achievement (% of Annual Salary)	Discretionary Bonus Paid (% of Annual Salary)
Threshold Goals – 50% of Base Salary
Production increase of at least 50%	12.5%	Yes	12.5%	–
Adjusted EBITDA per BOE greater than in 2011	12.5%	Yes	12.5%	–
Net Bakken acreage increase of at least 10%	12.5%	No	–	12.5%
Held by production/operations net acreage at least 50% of total	12.5%	Yes	12.5%	–
Target Goals – Additional 50% of Base Salary				–
Production of at least 4 million BOE	12.5%	No	–	12.5%
Net Bakken acreage increase of at least 15%	12.5%	No	–	12.5%
Successful completion of expanded syndicated credit facility	12.5%	Yes	12.5%	–
Finalize conversion to new land and accounting system	12.5%	Yes	12.5%	–
Maximum Goals – Additional 100% of Base Salary				–
Production of at least 5 million BOE	25%	No	–	–
Net Bakken acreage increase of at least 25%	25%	No	–	–
Successful senior notes offering of at least $200 million	25%	Yes	25%	–
Stock price performance in upper quartile of peer group	25%	No	–	–
			87.5%	37.5%

As shown in the foregoing table, the company achieved 2012 performance goals that resulted in a 2012 short-term bonus equal to 87.5% of annual salary.  In addition, the compensation committee awarded discretionary bonuses equal to 37.5% of annual salary in connection with the 2012 annual bonus incentive plan.  This was in recognition of a strategic capital efficiency effort initiated by the company during the year, at the direction of the board of the directors, which the compensation committee deemed to have negatively impacted the company’s ability to achieve certain 2012 performance goals related to acreage growth and production.

Because Mr. Reger and Mr. Gilbertson did not receive cash base salaries during 2012, the annual base salary used for purposes of calculating their short-term bonus amounts was $824,880, which is the compensation value recognized by each of them in connection with the vesting of the portion of their January 1, 2012 long-term equity grants that were deemed by the compensation committee to be in place of 2012 base salaries.  See “2012 Long-Term Equity Incentives” below for additional detail.

As a result of the foregoing, each of Mr. Reger and Mr. Stoelk received a total cash bonus equal to 125% of annualized base salary for 2012 (87.5% for achievement of performance goals, and 37.5% as a discretionary bonus).  This resulted in total cash bonuses of $1,031,100 for Mr. Reger and $343,750 for Mr. Stoelk.  Mr. Gilbertson departed from the company in October 2012.  In connection therewith, the company agreed that he would be entitled to his 2012 bonus (if any), pro rated for the portion of the year that he was employed by the company (9 months).  As a result, Mr. Gilbertson received a total cash bonus equal to $773,325, which is 93.75% (0.75 multiplied by 125%) of his annualized base salary for 2012.  Mr. Sankovitz also departed from the company in October 2012 but, under the terms of his employment agreement, he was not entitled to receive any bonus for 2012.  However, he was entitled to receive a severance payment equal to his annual salary at the time of his departure, which was $325,000.

2013 Bonus Plan

In March 2013, the compensation committee adopted a 2013 annual bonus incentive program that includes a matrix of performance goals that will be used in determining 2013 year-end bonuses for executive officers.  For 2013, the annual performance goals are based on metrics related to production, Adjusted EBITDA and proved reserves growth.  Assuming threshold performance goals are achieved, the bonus payouts can range from 50% to 200% of an individual’s base salary.  One-half of the bonus opportunity is dependent on achievement of specified threshold, target and maximum goals on each of the three metrics, while the other half is dependent on achievement of the specified threshold performance goal on any one of the three metrics.  As to the latter half of the bonus opportunity, our compensation committee retains the discretion to reduce the bonus amount that would otherwise be payable based on factors it deems relevant, such as individual performance and external market conditions.

The 2013 annual bonus incentive program consists of cash incentive awards made to our Executive Officers pursuant to our 2013 Incentive Plan.  As a result, these awards are subject to obtaining shareholder approval for the 2013 Incentive Plan, which approval is being sought at the 2013 Annual Meeting.  See “Proposal 3: Approve 2013 Incentive Plan” above.

Long-Term Equity-Based Incentive Compensation

The purpose of our long-term incentive compensation is to align the interests of our executives with those of our stockholders. Since equity awards may vest and grow in value over time, this component of our compensation plan is designed to provide incentives to reward performance over a sustained period.

Restricted stock awards represent awards of actual shares of our common stock that include vesting provisions which are contingent upon continued employment and occasionally achievement of certain performance objectives. We believe that awards of restricted stock provide a significant incentive for executives to achieve and maintain high levels of performance over multi-year periods, and strengthen the connection between executive and stockholder interests. We believe that restricted shares are a powerful tool for helping us retain executive talent. The higher value of a share of restricted stock in comparison to a stock option allows us to issue fewer total shares in order to arrive at a competitive total long-term incentive award value. Furthermore, we believe that the use of restricted stock reflects competitive practice among other exploration and production companies with whom we compete for executive talent.  The compensation committee typically has determined the size of any long-term equity award in connection with year-end compensation decisions, and has typically used a maximum multiplier of 3.5 times base salary for the grant date fair value of such awards.

2012 Long-Term Equity Incentives

On November 7, 2011, in connection with making year-end compensation decisions for 2011, the compensation committee approved long-term incentive awards to each of Mr. Reger, Mr. Gilbertson and Mr. Sankovitz.  Because such awards were intended to serve as long-term incentive awards for 2012 and forward, the grants were made effective as of January 1, 2012.  As described in more detail below, the awards were based on a multiple of 3.5 times 2011 base salaries, which the compensation committee deemed appropriate in light of the significant company achievements during 2011.

As a result, on January 1, 2012, Mr. Reger and Mr. Gilbertson each received a grant of 168,000 shares, with 84,000 shares vesting in four equal quarterly installments during 2012, 42,000 shares vesting in four equal quarterly installments during 2013, and the remaining 42,000 shares vesting in four equal quarterly installments during 2014.  The additional 42,000 shares scheduled to vest in 2012 (compared to 2013 or 2014) were intended by the compensation committee to be in place of 2012 base salaries for Mr. Reger and Mr. Gilbertson, and these shares had a value of $1,131,900 (based on our November 7, 2011 closing market price).  The remaining portion of each award, consisting of 126,000 restricted shares with a value of $3,395,700 (based on our November 7, 2011 closing market price), was based on a multiple of 3.5 times deemed 2011 annual base salary of 36,000 shares.

Mr. Sankovitz’s January 1, 2012 grant was for 31,688 shares, vesting in twelve approximately equal quarterly installments during 2012, 2013 and 2014.  This award had a value of $853,992 (based on our November 7, 2011 closing market price), which was based on a multiple of 3.5 times 2011 annual base salary.

On May 25, 2012, the compensation committee approved a long-term incentive award to Mr. Stoelk in recognition of his accomplishments to date with the company and his importance to the company’s future success.  In Mr. Stoelk’s first six months with the company, he played a critical role in the company’s first year-end audit by Deloitte & Touche, the syndication and expansion of the company’s revolving credit facility, and the company’s offering of $300 million in 8% senior notes due 2020.  The new award was intended to provide significant incentive and retention value by substantially increasing Mr. Stoelk’s equity stake in the company, which at the time consisted of only the initial 10,000 share restricted stock award he received upon joining the company in December 2011.  The new award, which was made effective as of June 1, 2012, had a grant date fair value of $1,663,000 and consists of 100,000 restricted shares, with 20,000 shares vesting on June 1, 2013, 25,000 shares vesting on June 1, 2014, 25,000 shares vesting on June 1, 2015, and 30,000 shares vesting on June 1, 2016.

2013 Long-Term Equity Incentives

On March 29, 2013, the compensation committee approved long-term incentive awards to each of Mr. Reger and Mr. Stoelk.  The awards were based on a multiple of 1.75 times 2012 base salaries, a significant reduction from the 3.5 times multiplier used by the compensation committee for the prior year awards.  The compensation committee believed such reduction in the multiplier was appropriate in light of the company’s stock performance and relative shareholder returns during 2012.  Still, the 1.75 multiplier resulted in awards that the compensation committee views as having substantial compensatory value, which it deemed appropriate in light of the significant company achievements during 2012.

Because Mr. Reger did not receive a cash base salary during 2012, the annual base salary used for purposes of calculating his award was $824,880, which is the compensation value recognized by him in connection with the vesting of the portion of his January 1, 2012 long-term equity grant that was deemed by the compensation committee to be in place of his 2012 base salary.  See “2012 Long-Term Equity Incentives” above for additional detail.

As a result, on March 29, 2013, Mr. Reger received a grant of 100,385 restricted shares, vesting in three approximately equal annual installments on April 1st each year from 2014 through 2016, with a grant date fair value of $1,443,536.  Mr. Stoelk received a grant of 33,466 restricted shares, vesting in three approximately equal annual installments on April 1st each year from 2014 through 2016, with a grant date fair value of $481,241.

2014 Long-Term Equity Incentives

In March 2013, the compensation committee adopted a 2013 long-term equity incentive program that will determine the number of restricted shares that may be issued to executive officers in early 2014.  Under this program, each executive officer has received, subject to shareholder approval, a performance equity award with a maximum award value of 150% of his 2013 annual base salary.  The actual performance equity award value that will be earned and utilized to determine the number of restricted shares to be received by each executive officer in early 2014 will be dependent upon our company’s 2013 total shareholder return relative to the peer group described above under “Compensation Consultant and Peer Group.”  The number of restricted shares to be issued in early 2014 will be determined by dividing the earned performance equity award value by the then current fair market value of a share of our common stock.  These restricted shares will vest over a subsequent three-year service-based vesting period.

The foregoing program and awards were approved pursuant to our 2013 Incentive Plan.  As a result, these awards are subject to obtaining shareholder approval for the 2013 Incentive Plan, which approval is being sought at the 2013 Annual Meeting.  See “Proposal 3: Approve 2013 Incentive Plan” above.

Our compensation committee expects that it may supplement this performance equity award program with an additional time-vested restricted stock award to each executive officer in 2014, the grant date fair value of which may be as much as 150% of each individual’s annual base salary, with the actual grant date fair value determined in the sole discretion of the compensation committee based on such individual or company-related factors that the compensation committee deems relevant.

Retirement, Health and Welfare Benefits

We offer a variety of retirement, health and welfare programs to all eligible employees.  Under the terms of their employment agreements, the named executive officers are eligible for the same broad-based benefit programs on the same basis as the rest of our employees. Our health and welfare programs include medical, pharmacy, dental and long and short term disability.

We maintain a 401(k) plan for our employees. Under the 401(k) plan, eligible employees may elect to contribute a portion of their eligible compensation on a pre-tax basis in accordance with the limitations imposed under the Internal Revenue Code of 1986, as amended, or the Code. We also provide a match contribution equal to 100% of an eligible employee’s deferral contribution, up to 8% of the employee’s earnings up to the maximum amount permitted under the Code.

Perquisites

Additional perquisites paid for named executive officers in 2012 include personal use of company-leased vehicles and payment of related expenses (or vehicle allowances), 401(k) contributions, and personal travel and entertainment expenses.   However, effective in August 2012, the compensation committee terminated all personal travel and entertainment expense perquisites.  In addition, effective in January 2011, tax gross ups were eliminated for all named executive officers.

Our costs associated with providing the foregoing benefits for named executive officers in 2012 are reflected in the Summary Compensation Table and related disclosures below.

Severance/Change of Control Arrangements

We have employment agreements in place with each of the named executive officers providing for lump sum severance compensation if the executive’s employment is terminated for a variety of reasons, including a change of control of our company.  We have provided more information about these benefits below under “Potential Payments upon Termination or Change in Control.”

COMPENSATION COMMITTEE REPORT

Compensation Committee Activities

The compensation committee of our board consists of three independent directors.  As the compensation committee, we authorize and evaluate programs and, where appropriate, establish relevant performance criteria to determine management compensation.  Our compensation committee charter grants the compensation committee full authority to review and approve annual base salary and incentive compensation levels, employment agreements and benefits of executive officers and other key employees.  We adopt performance criteria to measure the performance of our executive management and determine the appropriateness of awarding year-end bonuses.

Review of Compensation Discussion and Analysis

The compensation committee has reviewed and discussed the compensation discussion and analysis presented on the preceding pages.  Based on its review and discussions, the compensation committee recommended to the board of directors that the compensation discussion and analysis be included in this proxy statement.

The name of each person who serves as a member of our compensation committee is set forth below.

Lisa Bromiley (Chairperson)	Jack King	Richard Weber

Risks Arising from Compensation Policies and Practices

We have evaluated the risks arising from our company-wide compensation policies and practices and do not believe that such risks are reasonably likely to have a material adverse effect on our company.

Summary Compensation Table

The table below shows compensation for our named executive officers for services in all capacities to our company during fiscal years 2010, 2011 and 2012.  Compensation, as reflected in this table and the tables which follow, is presented on the basis of rules of the SEC and does not, in the case of certain stock-based awards or accruals, necessarily represent the amount of compensation realized or which may be realized in the future.  For more information regarding our salary policies and executive compensation plans, please review the information under the caption “Compensation Discussion and Analysis.”

Name and Principal Position(1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Michael Reger CEO and Chairman of the Board	2010	330,000	–	4,312,499		–	84,973	4,727,472
	2011	–	1,455,300	9,214,860		–	116,625	10,786,785
	2012	–	309,330	4,181,520	(7)	721,770	90,726	5,303,346

Ryan Gilbertson Former President	2010	330,000	–	4,312,499		–	71,405	4,713.904
	2011	–	1,455,300	9,214,860		–	135,803	10,805,963
	2012	–	231,998	6,800,157	(8)	541,327	197,848	7,771,330

James Sankovitz Former COO	2010	235,000	–	4,027,514		–	66,723	4,329,237
	2011	244,000	366,000	1,521,030		–	99,965	2,230,995
	2012	270,833	–	788,714	(9)	–	473,089	1,532,636

Thomas Stoelk CFO	2011	15,625	–	239,800		–	1,250	256,675
	2012	275,000	103,125	1,663,000	(10)	240,625	37,683	2,319,433
__________________

(1)
Mr. Gilbertson departed the company on October 1, 2012, but continues to serve as a consultant pursuant to arrangements entered into in connection with his departure.  Mr. Sankovitz departed the company on October 16, 2012.  Mr. Stoelk joined the company in December 2011.

(2)
Effective January 1, 2011, Messrs. Reger and Gilbertson requested, and agreed with the compensation committee to not receive any cash base salary compensation, instead being compensated primarily through restricted stock grants in order to strongly align their interests with the interests and success of our shareholders.

(3)
The Bonus amounts reported for 2012 for Messrs. Reger, Gilbertson and Stoelk represent the portion of each individual’s 2012 year-end cash bonus (37.5% of the total 125% bonus payout) that was not paid for achievement of 2012 performance goals, but rather was discretionary in nature.  See “Compensation Discussion and Analysis–2012 Bonuses” above.

(4)
Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 8 to our financial statements for the fiscal year ended December 31, 2012 included in our Annual Report on Form 10-K for fiscal year 2012.

(5)
The Non-Equity Incentive Plan Compensation amounts reported for 2012 for Messrs. Reger, Gilbertson and Stoelk represent the portion of each individual’s 2012 year-end cash bonus (87.5% of the total 125% bonus payout) that was paid for achievement of 2012 performance goals.  See “Compensation Discussion and Analysis–2012 Bonuses” above.

(6)	The All Other Compensation amounts reported for 2012 consist of the following:

Form of All Other Compensation	Michael Reger	Ryan Gilbertson	James Sankovitz	Thomas Stoelk
Personal use of company-leased vehicles ($)	13,016	9,722	14,832	–
Vehicle allowance ($)	–	–	–	15,000
401(k) contributions by the Company ($)	34,000	34,000	34,000	21,825
Personal travel and entertainment expenses ($)	40,141	86,519	3,908	–
Miscellaneous Perquisites ($)	3,569	1,098	7,327	858
Cash Severance ($)	–	–	325,000	–
Other Severance (vehicle transfer and health insurance premiums) ($)	–	66,509	88,022	–
Total ($)	90,726	197,848	473,089	37,683

(7)  The Stock Awards amount reported for Mr. Reger in 2012 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	1/1/2012	21,000	147,000	Three Years	4,181,520

(8)	The Stock Awards amount reported for Mr. Gilbertson in 2012 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	1/1/2012	21,000	147,000	Three Years	4,181,520
Incremental fair value due to modification of awards (a)					2,618,637
Total ($)					6,800,157

(a)
In connection with his departure from the company on October 1, 2012, Mr. Gilbertson entered into a separation agreement and a consulting agreement, pursuant to which he continues to serve as a consultant to the company.  Under these agreements, the compensation committee agreed to allow Mr. Gilbertson’s 318,248 unvested restricted shares to continue vesting on their original vesting schedules (subject to certain conditions), instead of being forfeited upon the termination of his employment (as called for by the original terms of the awards).  This modification to Mr. Gilbertson’s outstanding restricted stock awards resulted in incremental fair value, computed in accordance with FASB ASC Topic 718, equal to $2,618,637.

(9)	The Stock Awards amount reported for Mr. Sankovitz in 2012 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	1/1/2012	2,640	29,048	Three Years	788,714

(10)	The Stock Awards amount reported for Mr. Stoelk in 2012 consists of the following:

		Shares
Purpose	Grant Date	Fully Vested upon Grant	Restricted upon Grant	Vesting Period	Grant Date Fair Value ($)
Long-term incentive stock grant	6/1/2012	0	100,000	Four Years	1,663,000

Grants of Plan-Based Awards

The following table sets forth grants of plan-based awards during the year ended December 31, 2012.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Compensation Committee Approval Date	Threshold ($)(1)	Target ($)(2)	Maximum ($)(3)	Number of Shares of Common Stock		Grant Date Fair Value of Stock Awards ($)
Michael Reger	1/1/2012	11/7/2011				168,000	(4)	4,181,520
			412,440	824,880	1,649,760
Ryan Gilbertson	1/1/2012	11/7/2011				168,000	(5)	4,181,520
			412,440	824,880	1,649,760
James Sankovitz	1/1/2012	11/7/2011				31,688	(6)	788,714
			162,500	325,000	650,000
Thomas Stoelk	6/1/2012	5/25/2012				100,000	(7)	1,663,000
			137,500	275,000	550,000
__________________

(1)
Amounts in this column assume achievement of all “threshold” performance goals under the 2012 annual bonus incentive plan, which would have resulted in a bonus equal to 50% of annual salary.  If some, but not all, “threshold” goals were achieved, then a lower bonus amount would have been earned.

(2)
Amounts in this column assume achievement of all “target” performance goals under the 2012 annual bonus incentive plan, which would have resulted in a bonus equal to 100% of annual salary.  If some, but not all, “target” goals were achieved, then a lower bonus amount would have been earned.

(3)
Amounts in this column assume achievement of all “maximum” performance goals under the 2012 annual bonus incentive plan, which would have resulted in a bonus equal to 200% of annual salary.  If some, but not all, “maximum” goals were achieved, then a lower bonus amount would have been earned.

(4)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 84,000 shares vesting in four equal installments during 2012 on January 1, April 1, July 1 and October 1, and (ii) 84,000 shares vesting in eight equal installments during 2013 and 2014 on January 1, April 1, July 1 and October 1.

(5)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 84,000 shares vesting in four equal installments during 2012 on January 1, April 1, July 1 and October 1, and (ii) 84,000 shares vesting in eight equal installments during 2013 and 2014 on January 1, April 1, July 1 and October 1.

(6)	Reflects a restricted stock award subject to time-based vesting in 12 approximately equal installments during 2012, 2013 and 2014 on January 1, April 1, July 1 and October 1.

(7)
Reflects a restricted stock award subject to time-based vesting as follows: (i) 20,000 shares vesting on June 1, 2013, (ii) 25,000 shares vesting on June 1, 2014, (iii) 25,000 shares vesting on June 1, 2015, and (i) 30,000 shares vesting on June 1, 2016.

The stock awards reflected in the foregoing table are described in detail above under “Compensation Discussion and Analysis–2012 Long-Term Incentive Awards.”  The non-equity incentive plan awards reflected in the foregoing table are described in detail above under “Compensation Discussion and Analysis–2012 Bonuses.”

Outstanding Equity Awards

The following table sets forth the outstanding equity awards to our named executive officers as of December 31, 2012.

	Stock Awards
Name	Number of Shares That Had Not Vested		Market Value of Shares That Had Not Vested(1)
Michael Reger	266,623	(2)	$4,484,599
Ryan Gilbertson	266,623	(3)	$4,484,599
James Sankovitz	–	(4)	$–
Thomas Stoelk	110,000	(5)	$1,850,200
____________________

(1)	The values in this column are based on the $16.82 closing price of our common stock on the NYSE MKT on December 31, 2012, the last trading day of 2012.

(2)
Consists of (i) restricted common stock granted to Mr. Reger on March 17, 2010, 15,625 shares of which will vest on January 1, 2013 and 18,750 shares of which will vest on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) restricted stock granted to Mr. Reger on January 14, 2011, 3,500 shares of which will vest on the first day of each month from January 2013 through December 2013, (iii) restricted stock granted to Mr. Reger on January 14, 2011, 16,666 shares of which will vest on January 1, 2013, July 1, 2013 and January 1, 2014, and (iv) restricted stock granted to Mr. Reger on January 1, 2012, 10,500 shares of which will vest on January 1, 2013, April 1, 2013, July 1, 2013, October 1, 2013, January 1, 2014, April 1, 2014, July 1, 2014 and October 1, 2014.

(3)
Consists of (i) restricted common stock granted to Mr. Gilbertson on March 17, 2010, 15,625 shares of which will vest on January 1, 2013 and 18,750 shares of which will vest on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014, (ii) restricted stock granted to Mr. Gilbertson on January 14, 2011, 3,500 shares of which will vest on the first day of each month from January 2013 through December 2013, (iii) restricted stock granted to Mr. Gilbertson on January 14, 2011, 16,666 shares of which will vest on January 1, 2013, July 1, 2013 and January 1, 2014, and (iv) restricted stock granted to Mr. Gilbertson on January 1, 2012, 10,500 shares of which will vest on January 1, 2013, April 1, 2013, July 1, 2013, October 1, 2013, January 1, 2014, April 1, 2014, July 1, 2014 and October 1, 2014.

(4)	Mr. Sankovitz forfeited all unvested restricted shares in connection with his departure from the company on October 16, 2012.

(5)
Consists of (i) restricted common stock granted to Mr. Stoelk on December 12, 2011, 10,000 shares of which will vest on December 12, 2013 and (ii) restricted common stock granted to Mr. Stoelk on June 1, 2012, 20,000 shares of which will vest on June 1, 2013, 25,000 shares of which will vest on each of June 1, 2014 and June 1, 2015, and 30,000 shares of which will vest on June 1, 2016.

Option Exercises and Stock Vested

Our named executive officers did not hold or exercise any stock options during the year ended December 31, 2012.  The table below sets forth the number of shares of common stock acquired on vesting by our named executive officers during the year ended December 31, 2012.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Michael Reger	239,832	$4,709,044
Ryan Gilbertson	239,832	$4,709,044
James Sankovitz	91,468	$1,795,044
Thomas Stoelk	–	$–
______________

(1)	Value based on the closing price of our common stock on the NYSE MKT Equities Market on each applicable vesting date (or grant date of fully vested common stock).

Defined Benefit Plans

We did not maintain any defined benefit plans during the year ended December 31, 2012.

Potential Payments upon Termination or Change in Control

We have employment agreements with each of our named executive officers.  Our agreement with Mr. Reger was most recently amended and restated in January 2009, and subsequently amended in January 2011.  Mr. Gilbertson’s employment agreement was terminated (except for certain surviving provisions) in connection with his departure from the company in October 2012, at which time he entered into a separation agreement and a consulting agreement that are currently in place.  The agreement with Mr. Sankovitz was entered into in March 2010 in connection with his promotion to Chief Operating Officer, and certain provisions survived his departure from the company in October 2012.  The agreement with Mr. Stoelk was entered into in November 2011 in connection with us hiring him as Chief Financial Officer.

General Employment Agreement Provisions

The summary of general employment agreement provisions included in this paragraph describes the employment agreements as they existed while our named executive officers were employed by us (i.e. before the departures of Messrs. Gilbertson and Sankovitz).  The employment agreements entitle the named executive officers to each receive an annual base salary as determined by our compensation committee, subject to minimum four percent annual increases for Messrs. Reger, Gilbertson and Sankovitz, and a minimum base salary of $275,000 for Mr. Stoelk.  Since January 2011, Messrs. Reger and Gilbertson have foregone any cash base salary and instead received equity awards in lieu thereof.  All named executive officers are eligible to receive bonus compensation at the discretion of our compensation committee or board of directors based upon meeting or exceeding established performance objectives.  The employment agreements also contain provisions prohibiting our named executive officers from competing with our company or soliciting any employees of our company for a period of three years (in the case of Messrs. Reger and Gilbertson) or one year (in the case of Messrs. Sankovitz and Stoelk) following termination of their employment in the event such officer terminates his employment with our company.  The employment agreements have a three-year term commencing January 30, 2009 for Messrs. Reger and Gilbertson and March 25, 2010 for Mr. Sankovitz, which term automatically renews for an additional three-year term each year unless otherwise terminated by either our company or the employee.  Mr. Stoelk’s employment agreement has a four-year term commencing December 12, 2011.  Notwithstanding the specified term, each employee’s employment with our company is entirely “at-will,” meaning that either the employee or our company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of the then-applicable employment agreements.

Mr. Gilbertson’s employment agreement was terminated (except for certain surviving provisions) in connection with his departure from the company in October 2012, at which time he entered into a separation agreement and a consulting agreement that are currently in place.  Pursuant to these new agreements, Mr. Gilbertson’s outstanding and unvested restricted stock awards will continue to vest on their original vesting schedules, so long as Mr. Gilbertson does not terminate the consulting agreement and the company does not terminate the consulting agreement for cause (as defined). In addition, under the new agreements we agreed to (i) provide Mr. Gilbertson with a prorated portion of his 2012 year-end bonus (see “Compensation Discussion and Analysis–2012 Bonuses” above), (ii) buy out the lease and transfer title to Mr. Gilbertson on his company-leased vehicle, and (iii) reimburse Mr. Gilbertson for continuation coverage pursuant to COBRA on the company’s health plans for up to 18 months.

Mr. Sankovitz’s departure from the company in October 2012 was treated as a termination “not for cause” under his employment agreement, and as a result he was entitled to a lump sum payment equal to his then-current base salary of $325,000. In addition, in connection with his departure we agreed to buy out the lease and transfer title to Mr. Sankovitz on his company-leased vehicle, and reimburse Mr. Sankovitz for continuation coverage pursuant to COBRA on the company’s health plans for up to 18 months.  Pursuant to the terms of Mr. Sankovitz’s employment agreement, certain provisions survived the termination of his employment.

Change-in-Control and Similar Provisions

The summary provided by this “Change-in-Control and Similar Provisions” section describes provisions applicable to each named executive officer as of December 31, 2012, the last business day of our most recent fiscal year.

The compensation committee utilized change of control provisions that were previously approved by the company’s board of directors as part of the company’s executive employment agreements. These provisions initially were suggested by the company’s outside legal counsel at the time the company entered into employment agreements with Mr. Reger and Mr. Gilbertson based on common practices of similarly situated companies.

The employment agreements with our named executive officers contain change-in-control and similar provisions entitling the employees to certain payments under specified circumstances.  A “change-in-control” is defined as any one or more of the following:

•
The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, or the sale or disposition of all or substantially all of the assets of our company, unless, in any case, the persons beneficially owning the voting securities of our company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least 75% of the voting securities of our company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of our company immediately prior to the transaction;

•	Individuals who constitute the incumbent board of directors cease for any reason to constitute at least a majority of the board of directors; or

•	Our shareholders approve a complete liquidation or dissolution of our company.

Upon a change-in-control of our company, the employment agreements of Messrs. Reger and Sankovitz will immediately cease and such individuals will be entitled to certain specified compensation.

In the event of a change-in-control, upon the earlier to occur of their death or six months following the change-in-control, we must pay (i) Mr. Reger a lump sum payment equal to $2.5 million, and (ii) Mr. Sankovitz a lump sum payment equal to twice his then-applicable annual salary (but only if the change-in-control occurs within six months after October 16, 2012, which is the date Mr. Sankovitz’s employment with the company terminated).  Mr. Stoelk’s agreement provides that, in the event Mr. Stoelk’s employment with the Company is terminated prior to a change-in-control or within 24 months following a change-in-control either by the company without cause or by Mr. Stoelk for good reason, Mr. Stoelk is entitled to a lump sum payment equal to two times his annualized salary and continuation benefits coverage paid by the company for one year.  In addition, each of Messrs. Reger and Stoelk would be entitled to the pre-payment of the remaining lease term of his company vehicle and use of such vehicle through the remaining lease term of such vehicle, along with a lump sum payment of the estimated insurance premiums for such vehicle through the remaining lease term, upon the applicable triggering event identified above for such executive officer.

In addition to the cash payments referenced above, upon any change-in-control of our company that occurs within six months after October 16, 2012 (which is the date Mr. Sankovitz’s employment with the company terminated), our company or its successor must pay and/or issue (as appropriate) to Mr. Sankovitz that amount of cash and/or that number of shares of our common stock or shares of capital stock or ownership interests of any other entity which he would have been entitled to receive in connection with the change-in-control had he owned an additional 30,000 shares of our common stock prior to the change-in-control.

Finally, all unvested shares of restricted stock held by each of the named executive officers currently employed by us would fully vest upon a change-in-control.

Estimated Payments to Named Executive Officers

The compensation amounts below are estimates of the amounts that would have become payable to each named executive officer employed by our company on December 31, 2012, the last business day of our most recent fiscal year, if his employment had terminated on such date.  The calculations for severance in connection with a change-in-control assume that the change-in-control and termination of employment both occurred on the last business day of 2012.

Assuming a change-in-control had occurred as of December 31, 2012, Mr. Reger would have been entitled to receive a lump sum cash payment of $2.5 million, and Mr. Sankovitz would have been entitled to receive a lump sum cash payment of $650,000 (twice his annual salary) plus cash or securities valued at $504,600 (the value of 30,000 shares of common stock as of December 31, 2012).  Assuming Mr. Stoelk’s termination was by the company without cause or by Mr. Stoelk for good reason, he would have been entitled to receive a lump sum cash payment of $550,000 and continuation benefits coverage payments for one year totaling approximately $25,000. In addition,  Mr. Reger would have been entitled to payment of approximately $8,000, toward his vehicle lease and related insurance.  Finally, as of December 31, 2012, the value of unvested restricted stock held by our named executive officers and vesting upon a change-in-control would have been as follows:  Mr. Reger, $4,484,599; Mr. Gilbertson, $4,484,599; and Mr. Stoelk, $1,850,200.

Non-Employee Director Compensation

Director compensation elements are designed to:

•	Ensure alignment with long-term shareholder interests;

•	Ensure we can attract and retain outstanding director candidates;

•	Recognize the substantial time commitments necessary to oversee the affairs of our company; and

•	Support the independence of thought and action expected of directors.

Non-employee director compensation levels are reviewed by the compensation committee each year, and resulting recommendations are presented to the full board for approval.  Directors who are also employees receive no additional pay for serving as directors.

Non-employee directors receive compensation consisting of equity in the form of restricted stock and cash for service on committees or as lead independent director. A significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of shareholders. Non-employee directors are also reimbursed for reasonable expenses incurred to attend board meetings or other functions relating to their responsibilities as a director.

The 2012 compensation program for our non-employee directors included (i) a 10,000 share restricted stock grant, vesting in monthly installments throughout the year, (ii) annual cash fees for service on our standing committees as follows:  audit committee chair, $25,000; other audit committee members, $5,000; compensation committee chair, $20,000; other compensation committee members, $5,000; nominating committee chair, $7,500; other nominating committee member, $2,500, and (iii) an annual cash fee of $50,000 for service as lead independent director.  In addition, during 2012 the board of directors approved an additional one-time bonus of $57,000 to the lead independent director in consideration of significant time and effort expended on special projects during the year.

The following table contains compensation information for our non-employee directors for the year ended December 31, 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	Total ($)
Robert Grabb	5,000	–	–	5,000
Jack King	12,500	–	–	12,500
Lisa Bromiley	152,000	–	–	152,000
Loren J. O’Toole	2,500	–	–	2,500
Delos Cy Jamison	2,500	–	–	2,500
Richard Weber	10,000	–	–	10,000
________________

(1)
No restricted stock awards were granted to the non-employee directors during 2012.  Restricted stock awards for the 2012 director compensation program were granted in December 2011, and thus reflected in the director compensation table included in last year’s proxy statement.  Restricted stock awards for the 2013 non-employee director compensation program were granted on January 17, 2013, and thus will be reflected in the director compensation table included in next year’s proxy statement.  Each of the non-employee directors received a grant of 10,000 shares of restricted common stock on January 17, 2013, having a grant date fair value of $173,000 (based on the $17.30 closing price of our common stock on the NYSE MKT on January 17, 2013).

(2)
As of December 31, 2012, no unvested shares of restricted stock were held by any of our non-employee directors.  However, each non-employee director received a grant of 10,000 shares of restricted common stock on January 17, 2013, which shares vest in equal quarterly installments on April 1, 2013, July 1, 2013, October 1, 2013 and January 1, 2014.

(3)
As of December 31, 2012, Mr. King, Mr. O’Toole and Ms. Bromiley each held stock options to purchase 86,000, 100,000, and 65,963 shares of common stock, respectively, at an exercise price of $5.18 per share. Mr. Grabb, Mr. Jamison and Mr. Weber held no stock options.

In January 2013, the compensation committee recommended and the board of directors approved the following compensation program for our non-employee directors for 2013 and going forward (subject to future changes by the board of directors): (i) a 10,000 shares of restricted stock grant, vesting in quarterly installments throughout the year, (ii) annual cash fees for service on our standing committees as follows: audit committee chair, $35,000; other audit committee members, $15,000; compensation committee chair, $40,000; other compensation committee members, $15,000; nominating committee chair, $30,000; other nominating committee member, $15,000; executive committee member, $50,000, and (iii) an annual cash fee of $50,000 for service as lead independent director.

Securities Authorized for Issuance under Equity Compensation Plans

The following table summarizes certain information regarding our equity compensation plans, as of December 31, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders
2006 Incentive Stock Option Plan	251,963	$5.18	–	(1)
2009 Amended and Restated Equity Incentive Plan	–	–	877,289
Equity compensation plans not approved by security holders	–	–	–
Total	251,963	$5.18	877,289
_________________

(1)	In 2011, our board of directors determined that no future grants will be made pursuant to the 2006 Incentive Stock Option Plan.

AUDIT COMMITTEE REPORT

The audit committee of the board is composed of three non-employee directors who meet NYSE MKT independence requirements. Information as to these persons, as well as their duties, is provided under the caption “Our Board of Directors and Committees.”  The committee met seven times during 2012 and reviewed a wide range of issues, including the objectivity of the financial reporting process and the adequacy of internal controls.  In addition, the committee received reports and reviewed matters regarding ethical considerations and business conduct and monitored compliance with laws and regulations.  Prior to filing our annual report on Form 10-K, the committee also met with our management and internal auditors and reviewed the current audit activities, plans and results of selected internal audits.  The committee also met privately with the internal auditors and with representatives of our independent registered public accounting firm to encourage confidential discussions as to any accounting or auditing matters.

The audit committee has (a) reviewed and discussed with management and our independent registered public accounting firm our audited financial statements for the year ended December 31, 2012; management’s assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm’s evaluation of our internal control over financial reporting; (b) discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU Section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T; and (c) received the written disclosures and the letter from our independent registered public accounting firm as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence and discussed with representatives of our independent registered public accounting firm its independence.

Based on the review and discussions referred to above, the audit committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012, including all amendments, for filing with the SEC.

The name of each person who serves as a member of our audit committee is set forth below.

Lisa Bromiley (Chairperson)	Robert Grabb	Richard Weber

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Related Persons

We had no transactions since January 1, 2012, and none are currently proposed, of the type requiring disclosure under Item 404(a) of Regulation S-K.

Related Person Transaction Review Policy

Our board of directors has adopted a written related person transaction approval policy, which we refer to as our related person policy. Subject to the exceptions described below, our related person policy requires our audit committee to review and approve or disapprove of any proposed related person transaction.  In reviewing a transaction, our audit committee will consider all relevant facts and circumstances, including (1) whether the terms are fair to the company, (2) whether the transaction is material to the company, (3) the role the related person played in arranging the transaction, (4) the structure of the transaction, (5) the interests of all related persons in the transaction, and (6) whether the transaction has the potential to influence the exercise of business judgment by the related person or others.  Our audit committee will not approve or ratify a related person transaction unless it determines that, upon consideration of all relevant information, the transaction is beneficial to our company and the terms of the transaction are fair to our company.  It will be our policy that directors interested in a related person transaction will recuse themselves from any vote relating to a related person transaction in which they have an interest.  Under our related person policy, a related person includes any of our directors, director nominees, executive officers, any beneficial owner of more than 5% of our common stock and any immediate family member of any of the foregoing.  Related person transactions exempt from our policy include (1) compensatory arrangements with our directors and executive officers that are approved by our compensation committee, (2) transactions available to all of our employees or shareholders on the same terms, (3) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a director of, and/or beneficial owner of less than 5% in, such entity, (4) transactions with another entity if the related person’s interest in the transaction arises only from such person’s position as a limited partner with less than a 5% interest in such entity, and (5) transactions between us and a related person that, when aggregated with the amount of all other transactions between us and the related person or its affiliates, involve $10,000 or less in a year.

NORTHERN OIL AND GAS, INC. FORM 10-K

A copy of our Form 10-K for the year ended December 31, 2012, has been mailed concurrently with this Proxy Statement to all shareholders entitled to notice of and to vote at the Annual Meeting.  We will send a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2012, or any exhibit thereto, as filed with the Securities and Exchange Commission, to any shareholder without charge, upon written request to Northern Oil and Gas, Inc., 315 Manitoba Ave., Suite 200, Wayzata, Minnesota 55391, Attention: Investor Relations.

SHAREHOLDER PROPOSALS FOR
2014 ANNUAL MEETING

We must receive shareholder proposals intended to be presented at our 2014 Annual Meeting of Shareholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than December 20, 2013. Any other shareholder proposals intended to be presented, and any nominations of persons for election as directors, at the 2014 Annual Meeting of Shareholders must be received by us at our principal executive office no later than February 22, 2014.

OTHER MATTERS

The board of directors does not know of any other matter that will be presented at the annual meeting other than the proposals discussed in this proxy statement.  Under our bylaws, generally no business besides the proposals in this proxy statement may be transacted at the meeting.  However, if any other matter properly comes before the meeting, your proxies will act on such matter in their discretion.

By Order of the Board of Directors
Michael L. Reger
Chairman and Chief Executive Officer

Appendix A
NORTHERN OIL AND GAS, INC.
2013 INCENTIVE PLAN

1.           Purpose.  The purpose of the Northern Oil and Gas, Inc. 2013 Equity Incentive Plan (the “Plan”) is to attract and retain the best available personnel for positions of responsibility with the Company, to provide additional incentives to them and align their interests with those of the Company’s stockholders, and to thereby promote the Company’s long-term business success.

2.           Definitions.  In this Plan, the following definitions will apply.

(a)           “Affiliate” means any entity that is a Subsidiary or Parent of the Company.

(b)           “Agreement” means the written or electronic agreement or notice containing the terms and conditions applicable to each Award granted under the Plan.  An Agreement is subject to the terms and conditions of the Plan.

(c)            “Award” means the grant of a compensatory award under the Plan in the form of an Option Award, a Stock Appreciation Right Award, a Restricted Stock Award, a Stock Unit Award, a Cash Incentive Award or an Other Stock-Based Award.

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cash Incentive Award” means an Award described in Section 11(a) of the Plan.

(f)           “Cause” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, a Participant’s (i) intentional act of fraud, embezzlement, theft or any other material violation of law; (ii) intentional damage to the Company’s assets; (iii) willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or (iv) willful conduct demonstrably and materially injurious to the Company, monetarily or otherwise.

(g)           “Change in Control” means what the term is expressly defined to mean in a then-effective written agreement (including an Agreement) between a Participant and the Company or any Affiliate, or in the absence of any such then-effective agreement or definition, any one of the following:

(1)           An Exchange Act Person becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding Voting Securities, except that the following will not constitute a Change in Control:

(A)           any acquisition of securities of the Company by an Exchange Act Person directly or indirectly from the Company for the purpose of providing financing to the Company;

(B)           any formation of a Group consisting solely of beneficial owners of the Company's Voting Securities as of the effective date of this Plan; or

(C)           any repurchase or other acquisition by the Company of its Voting Securities that causes any Exchange Act Person to become the beneficial owner of more than 50% of the Company’s Voting Securities.

If, however, an Exchange Act Person or Group referenced in clause (A), (B) or (C) above acquires beneficial ownership of additional Company Voting Securities after initially becoming the beneficial owner of more than 50% of the combined voting power of the Company’s Voting Securities by one of the means described in those clauses, then a Change in Control will be deemed to have occurred.

(2)            Individuals who are Continuing Directors cease for any reason to constitute a majority of the members of the Board.

(3)            The consummation of a Corporate Transaction unless, immediately following such Corporate Transaction, all or substantially all of the Persons who were the beneficial owners of the Company's Voting Securities immediately prior to such Corporate Transaction beneficially own, directly or indirectly, at least 50% of the combined voting power of the then outstanding Voting Securities of the surviving or acquiring entity (or its Parent) resulting from such Corporate Transaction in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Company's Voting Securities.

Notwithstanding the foregoing, to the extent that any Award constitutes a deferral of compensation subject to Code Section 409A, and if that Award provides for a change in the time or form of payment upon a Change in Control, then no Change in Control shall be deemed to have occurred upon an event described in this Section 2(g) unless the event would also constitute a change in ownership or effective control of, or a change in the ownership of a substantial portion of the assets of, the Company under Code Section 409A.

(h)           “Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, and the regulations promulgated thereunder.

(i)           “Committee” means two or more Non-Employee Directors designated by the Board to administer the Plan under Section 3, each member of which shall be (i) an independent director within the meaning of the rules and regulations of the NYSE MKT or such other national securities exchange on which the Shares may then be listed, (ii) a non-employee director within the meaning of Exchange Act Rule 16b-3, and (iii) an outside director for purposes of Code Section 162(m).  Initially, the Committee shall be the Compensation Committee of the Board.

(j)           “Company” means Northern Oil and Gas, Inc., a Minnesota corporation, or any successor thereto.

(k)           “Continuing Director” means an individual (A) who is, as of the effective date of the Plan, a director of the Company, (B) who is elected as a director of the Company subsequent to the effective date of the Plan pursuant to a nomination of board representation right of preferred stockholders of the Company, or (C) who becomes a director of the Company after the effective date of the Plan and whose initial election, or nomination for election by the Company’s stockholders, was approved by at least a majority of the then Continuing Directors, but excluding for purposes of this clause (C) any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest.

(l)           “Corporate Transaction” means (i) a sale or other disposition of all or substantially all of the assets of the Company, or (ii) a merger, consolidation, statutory share exchange or similar transaction involving the Company, regardless of whether the Company is the surviving corporation.

(m)           “Disability” means (A) any permanent and total disability under any long-term disability plan or policy of the Company or its Affiliates that covers the Participant, or (B) if there is no such long-term disability plan or policy, “total and permanent disability” within the meaning Code Section 22(e)(3).

(n)           “Employee” means an employee of the Company or an Affiliate.

(o)           “Exchange Act” means the Securities Exchange Act of 1934, as amended and in effect from time to time.

(p)           “Exchange Act Person” means any natural person, entity or Group other than (i) the Company or any Subsidiary; (ii) any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate; (iii) an underwriter temporarily holding securities in connection with a registered public offering of such securities; or (iv) an entity whose Voting Securities are beneficially owned by the beneficial owners of the Company’s Voting Securities in substantially the same proportions as their beneficial ownership of the Company’s Voting Securities.

(q)           “Fair Market Value” as of a specified date means the fair market value of a Share on that date determined as follows:

(1)            If the Shares are readily tradable on an established securities market (as determined under Code Section 409A), then the Fair Market Value as of the specified date will be the closing sales price for a Share on the principal securities market on which it trades on the trading date on which a sale of Shares most recently occurred prior to the specified date for which the Fair Market Value is being determined, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(2)           If the Shares are not then readily tradable on an established securities market (as determined under Code Section 409A), then Fair Market Value will be determined by the Committee as the result of a reasonable application of a reasonable valuation method that satisfies the requirements of Code Section 409A.

(r)           “Full Value Award” means an Award other than an Option Award, a Stock Appreciation Right Award or a Cash Incentive Award.

(s)           “Grant Date” means the date on which the Committee approves the grant of an Award under the Plan, or such later date as may be specified by the Committee on the date the Committee approves the Award.

(t)           “Group” means two or more persons acting as a partnership, limited partnership, syndicate or other group for the purpose of acquiring, holding or disposing of securities of the Company.

(u)           “Non-Employee Director” means a member of the Board who is not an Employee.

(v)           “Option” means a right granted under the Plan to purchase a specified number of Shares at a specified price.  An “Incentive Stock Option” or “ISO” means any Option designated as such and granted in accordance with the requirements of Code Section 422.  A “Non-Qualified Stock Option” means an Option other than an Incentive Stock Option.

(w)           “Other Stock-Based Award” means an Award described in Section 11 of this Plan.

(x)           “Parent” means a “parent corporation,” as defined in Code Section 424(e).

(y)           “Participant” means a person to whom an Award is or has been made in accordance with the Plan.

(z)           “Performance-Based Compensation” means an Award to a person who is, or is determined by the Committee to likely become, a “covered employee” (as defined in Code Section 162(m)(3)) and that is intended to constitute “performance-based compensation” within the meaning of Section 162(m)(4)(C) of the Code.

(aa)           “Plan” means this Northern Oil and Gas, Inc. 2013 Incentive Plan, as amended and in effect from time to time.

(bb)           “Prior Plan” means the Northern Oil and Gas, Inc. Amended and Restated 2009 Equity Incentive Plan, as amended as of the effective date of this Plan.

(cc)           “Restricted Stock” means Shares issued to a Participant that are subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(dd)           “Service” means the provision of services by a Participant to the Company or any Affiliate in any Service Provider capacity.  A Service Provider’s Service shall be deemed to have terminated either upon an actual cessation of providing services or upon the entity for which the Service Provider provides services ceasing to be an Affiliate.  Except as otherwise provided in this Plan or any Agreement, Service shall not be deemed terminated in the case of (i) any approved leave of absence; (ii) transfers among the Company and any Affiliates in any Service Provider capacity; or (iii) any change in status so long as the individual remains in the service of the Company or any Affiliate in any Service Provider capacity.

(ee)           “Service Provider” means an Employee, a Non-Employee Director, or any consultant or advisor who is a natural person and who provides services (other than in connection with (i) a capital-raising transaction or (ii) promoting or maintaining a market in Company securities) to the Company or any Affiliate.

(ff)           “Share” means a share of Stock.

(gg)           “Stock” means the common stock, $0.001 par value, of the Company.

(hh)           “Stock Appreciation Right” or “SAR” means the right to receive, in cash and/or Shares as determined by the Committee, an amount equal to the appreciation in value of a specified number of Shares between the Grant Date of the SAR and its exercise date.

(ii)           “Stock Unit” means a right to receive, in cash and/or Shares as determined by the Committee, the Fair Market Value of a Share, subject to such restrictions on transfer, forfeiture conditions and other restrictions or limitations as may be set forth in this Plan and the applicable Agreement.

(jj)           “Subsidiary” means a “subsidiary corporation,” as defined in Code Section 424(f), of the Company.

(kk)           “Substitute Award” means an Award granted upon the assumption of, or in substitution or exchange for, outstanding awards granted by a company or other entity acquired by the Company or any Affiliate or with which the Company or any Affiliate combines.

(ll)           “Voting Securities” of an entity means the outstanding equity securities entitled to vote generally in the election of directors of such entity.

3.           Administration of the Plan.

(a)            Administration.  The authority to control and manage the operations and administration of the Plan shall be vested in the Committee in accordance with this Section 3.

(b)            Scope of Authority.  Subject to the terms of the Plan, the Committee shall have the authority, in its discretion, to take such actions as it deems necessary or advisable to administer the Plan, including:

(1)           determining the Service Providers to whom Awards will be granted, the timing of each such Award, the types of Awards and the number of Shares or amount of cash covered by each Award, the terms, conditions, performance criteria, restrictions and other provisions of Awards, and the manner in which Awards are paid or settled;

(2)           cancelling or suspending an Award, accelerating the vesting or extending the exercise period of an Award, or otherwise amending the terms and conditions of any outstanding Award, subject to the requirements of Sections 6(b), 15(d) and 15(e);

(3)           establishing, amending or rescinding rules to administer the Plan, interpreting the Plan and any Award or Agreement made under the Plan, correcting any defect or omission or reconciling any inconsistency in the Plan and any Award or Agreement, and making all other determinations necessary or desirable for the administration of the Plan; and

(4)           taking such actions as are described in Section 3(c) with respect to Awards to foreign Service Providers.

(c)            Awards to Foreign Service Providers.  The Committee may grant Awards to Service Providers who are foreign nationals, who are located outside of the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory requirements of countries outside of the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to comply with applicable foreign laws and regulatory requirements and to promote achievement of the purposes of the Plan.  In connection therewith, the Committee may establish such subplans and modify exercise procedures and other Plan rules and procedures to the extent such actions are deemed necessary or desirable, and may take any other action that it deems advisable to obtain local regulatory approvals or to comply with any necessary local governmental regulatory exemptions.

(d)            Acts of the Committee; Delegation.  A majority of the members of the Committee shall constitute a quorum for any meeting of the Committee, and any act of a majority of the members present at any meeting at which a quorum is present or any act unanimously approved in writing by all members of the Committee shall be the act of the Committee.  Any such action of the Committee shall be valid and effective even if the members of the Committee at the time of such action are later determined not to have satisfied all of the criteria for membership in clauses (i), (ii) and (iii) of Section 2(i).  To the extent not inconsistent with applicable law or stock exchange rules, the Committee may delegate all or any portion of its authority under the Plan to any one or more of its members or, as to Awards to Participants who are not subject to Section 16 of the Exchange Act, to one or more directors or executive officers of the Company.  The Committee may also delegate non-discretionary administrative responsibilities in connection with the Plan to such other persons as it deems advisable.

(e)            Finality of Decisions.  The Committee’s interpretation of the Plan and of any Award or Agreement made under the Plan and all related decisions or resolutions of the Board or Committee shall be final and binding on all parties with an interest therein.

(f)             Indemnification.  Each person who is or has been a member of the Committee or of the Board, and any other person to whom the Committee delegates authority under the penultimate sentence of Section 3(d), shall be indemnified by the Company, to the maximum extent permitted by law, against liabilities and expenses imposed upon or reasonably incurred by such person in connection with or resulting from any claims against such person by reason of the performance of the individual's duties under the Plan.  This right to indemnification is conditioned upon such person providing the Company an opportunity, at the Company’s expense, to handle and defend the claims before such person undertakes to handle and defend them on such person’s own behalf.  The Company will not be required to indemnify any person for any amount paid in settlement of a claim unless the Company has first consented in writing to the settlement.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person or persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise.

4.           Shares Available Under the Plan.

(a)            Maximum Shares Available.  Subject to Section 4(b) and to adjustment as provided in Section 12(a), the number of Shares that may be the subject of Awards and issued under the Plan shall be 1,500,000, plus any Shares of Common Stock remaining available for future grants under the Prior Plan on the effective date of this Plan. After the effective date of the Plan, no additional awards may be granted under the Prior Plan.  Shares issued under the Plan may come from authorized and unissued shares.  In determining the number of Shares to be counted against the Plan’s share reserve in connection with any Award, the following rules shall apply:

(1)           Where the number of Shares subject to an Award is variable on the Grant Date, the number of Shares to be counted against the share reserve prior to the settlement of the Award shall be the maximum number of Shares that could be received under that particular Award.

(2)           Where two or more types of Awards are granted to a Participant in tandem with each other, such that the exercise of one type of Award with respect to a number of Shares cancels at least an equal number of Shares of the other, the number of Shares to be counted against the share reserve shall be the largest number of Shares that would be counted against the share reserve under either of the Awards.

(3)           Substitute Awards shall not be counted against the share reserve, nor shall they reduce the Shares authorized for grant to a Participant in any calendar year.

(b)           Effect of Forfeitures and Other Actions.  Any Shares subject to an Award, or to an award granted under the Prior Plan that is outstanding on the effective date of this Plan (a “Prior Plan Award”), that is forfeited, terminated or expires or is settled for cash shall, to the extent of such forfeiture, termination, expiration or cash settlement, become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.  Similarly, any Shares that are withheld by the Company, or any previously acquired Shares that are tendered (either actually or by attestation) by a Participant, in either case to satisfy any tax withholding obligation with respect to a Full Value Award or a Prior Plan Award other than a stock option or stock appreciation right shall become available for future Awards under this Plan, and the total number of Shares available for grant under Section 4(a) shall be correspondingly increased.  The following Shares shall not, however, become available for future Awards or increase the number of Shares available for grant under Section 4(a): (i) Shares tendered by the Participant or withheld by the Company in payment of the purchase price of a stock option issued under this Plan or the Prior Plan, (ii) Shares tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to a stock option or stock appreciation right award under this Plan or the Prior Plan, (iii) Shares repurchased by the Company with proceeds received from the exercise of a stock option issued under this Plan or the Prior Plan, and (iv) Shares subject to a stock appreciation right award issued under this Plan or the Prior Plan that are not issued in connection with the stock settlement of that award upon its exercise.

(c)           Effect of Plans Operated by Acquired Companies.  If a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan.  Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees or Non-Employee Directors prior to such acquisition or combination.

(d)            No Fractional Shares.  Unless otherwise determined by the Committee, the number of Shares subject to an Award shall always be a whole number.  No fractional Shares may be issued under the Plan, but the Committee may, in its discretion, either pay cash in lieu of any fractional Share in settlement of an Award or eliminate any fractional Share.

(e)           Individual Option and SAR Limit.  The aggregate number of Shares subject to Options and/or Stock Appreciation Rights granted during any calendar year to any one Participant shall not exceed 500,000 Shares, subject to adjustment as provided in Section 12(a).

5.           Eligibility.  Participation in the Plan is limited to Service Providers.  Incentive Stock Options may only be granted to Employees.

6.           General Terms of Awards.

(a)           Award Agreement.  Except for any Award that involves only the immediate issuance of unrestricted Shares, each Award shall be evidenced by an Agreement setting forth the number of Shares subject to the Award together with such other terms and conditions applicable to the Award (and not inconsistent with the Plan) as determined by the Committee.  An Award to a Participant may be made singly or in combination with any form of Award.  Two types of Awards may be made in tandem with each other such that the exercise of one type of Award with respect to a number of Shares reduces the number of Shares subject to the related Award by at least an equal amount.

(b)           Vesting and Term.  Each Agreement shall set forth the period until the applicable Award is scheduled to expire (which shall not be more than ten years from the Grant Date), and any applicable performance period.  The Committee may provide in an Agreement for such vesting conditions as it may determine, subject to the following limitations:

(1)           A Full Value Award that vests solely as the result of the passage of time and continued Service by the Participant shall be subject to a vesting period of not less than three years from the applicable Grant Date (but permitting partial vesting over such vesting period); and

(2)           A Full Value Award whose vesting is subject to the satisfaction of performance goals over a performance period shall be subject to a performance period of not less than one year.

The minimum vesting periods specified in clauses (1) and (2) above will not, however, apply: (i) to Awards made in payment of or exchange for other earned compensation (including performance-based Awards); (ii) upon a Change in Control; (iii) to termination of Service due to death or Disability; (iv) to a Substitute Award that does not reduce the vesting period of the award being replaced; (v) to Awards made to Non-Employee Directors; and (vi) Awards involving an aggregate number of Shares not in excess of 5% of the number of Shares available for Awards under Section 4(a).

(c)           Transferability.  Except as provided in this Section 6(c), and except for an Award that involves only the immediate issuance of unrestricted Shares, (i) during the lifetime of a Participant, only the Participant or the Participant’s guardian or legal representative may exercise an Option or SAR, or receive payment with respect to any other Award; and (ii) no Award may be sold, assigned, transferred, exchanged or encumbered other than by will or the laws of descent and distribution.  Any attempted transfer in violation of this Section 6(c) shall be of no effect and unenforceable against the Company or any Affiliate.  The Committee may, however, provide in an Agreement or otherwise that an Award (other than an Incentive Stock Option) may be transferred pursuant to a qualified domestic relations order or may be transferable by gift to any “family member” (as defined in General Instruction A(5) to Form S-8 under the Securities Act of 1933) of the Participant.  Any Award held by a transferee shall continue to be subject to the same terms and conditions that were applicable to that Award immediately before the transfer thereof.  For purposes of any provision of the Plan relating to notice to a Participant or to acceleration or termination of an Award upon the death or termination of employment of a Participant, the references to “Participant” shall mean the original grantee of an Award and not any transferee.

(d)           Designation of Beneficiary.  To the extent permitted by the Committee, a Participant may designate a beneficiary or beneficiaries to exercise any Award or receive a payment under any Award payable on or after the Participant’s death.  Any such designation shall be on a form approved by the Committee and shall be effective upon its receipt by the Company.

(e)            Termination of Service.  Unless otherwise provided in an Agreement, and subject to Section 12 of this Plan, if a Participant’s Service with the Company and all of its Affiliates terminates, the following provisions shall apply (in all cases subject to the scheduled expiration of an Option or Stock Appreciation Right, as applicable):

(1)           Upon termination of Service for Cause, or conduct during a post-termination exercise period that would constitute Cause, all unexercised Options and SARs and all unvested portions of any other outstanding Awards shall be immediately forfeited without consideration.

(2)           Upon termination of Service for any other reason, all unvested and unexercisable portions of any outstanding Awards shall be immediately forfeited without consideration.

(3)           Upon termination of Service for any reason other than Cause, death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of three months after the date of such termination.  However, if a Participant thereafter dies during such three-month period, the vested and exercisable portions of the Options and SARs may be exercised for a period of one year after the date of such termination.

(4)           Upon termination of Service due to death or Disability, the currently vested and exercisable portions of Options and SARs may be exercised for a period of one year after the date of such termination.

 (f)           Rights as Stockholder.  No Participant shall have any rights as a stockholder with respect to any Shares covered by an Award unless and until the date the Participant becomes the holder of record of the Shares, if any, to which the Award relates.

(g)           Performance-Based Awards.  Any Award may be granted as a performance-based Award if the Committee establishes one or more measures of corporate, business unit or individual performance which must be attained, and the performance period over which the specified performance is to be attained, as a condition to the vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award.  In connection with any such Award, the Committee shall determine the extent to which performance goals have been attained and other applicable terms and conditions have been satisfied, and the degree to which vesting, exercisability, lapse of restrictions and/or settlement in cash or Shares of such Award has been earned.  Any performance-based Award that is intended by the Committee to qualify as Performance-Based Compensation shall additionally be subject to the requirements of Section 17 of this Plan.  Except as provided in Section 17 with respect to Performance-Based Compensation, the Committee shall also have the authority to provide, in an Agreement or otherwise, for the modification of a performance period and/or an adjustment or waiver of the achievement of performance goals upon the occurrence of certain events, which may include a Change in Control, a Corporate Transaction, a recapitalization, a change in the accounting practices of the Company, or the Participant’s death or Disability.

(h)            Dividends and Dividend Equivalents.  No dividends, dividend equivalents or distributions will be paid with respect to Shares subject to an Option or SAR.  Any dividends or distributions paid with respect to Shares that are subject to the unvested portion of a Restricted Stock Award will be subject to the same restrictions as the Shares to which such dividends or distributions relate, except for regular cash dividends on Shares subject to the unvested portion of a Restricted Stock Award that is subject only to service-based vesting conditions.  In its discretion, the Committee may provide in an Award Agreement for a Stock Unit Award or an Other Stock-Based Award that the Participant will be entitled to receive dividend equivalents on the units or other Share equivalents subject to the Award based on dividends actually declared on outstanding Shares.  The terms of any dividend equivalents will be as set forth in the applicable Agreement, including the time and form of payment and whether such dividend equivalents will be credited with interest or deemed to be reinvested in additional units or Share equivalents.  Dividend equivalents paid with respect to units or Share equivalents that are subject to the unvested portion of a Stock Unit Award or an Other Stock-Based Award whose vesting is subject to the satisfaction of specified performance goals will be subject to the same restrictions as the units or Share equivalents to which such dividend equivalents relate.  The Committee may, in its discretion, provide in an Agreement for restrictions on dividends and dividend equivalents in addition to those specified in this Section 6(h).

(i)             Deferrals of Full Value and Cash Incentive Awards.  The Committee may, in its discretion, permit or require the deferral by a Participant of the issuance of Shares or payment of cash in settlement of any Full Value Award or Cash Incentive Award, subject to such terms, conditions, rules and procedures as it may establish or prescribe for such purpose and subject further to compliance with the applicable requirements of Code Section 409A.  The terms, conditions, rules and procedures for any such deferral shall be set forth in writing in the relevant Agreement or in such other agreement, plan or other document as the Committee may determine, or some combination of such documents.  The terms, conditions, rules and procedures for any such deferral shall address, to the extent relevant, matters such as: (i) the permissible time(s) and form(s) of payment of deferred amounts; (ii) the terms of any deferral elections by a Participant or of any deferral required by the Company; and (iii) the crediting of interest or dividend equivalents on deferred amounts.

7.           Stock Option Awards.

(a)            Type and Exercise Price.  The Agreement pursuant to which an Option is granted shall specify whether the Option is an Incentive Stock Option or a Non-Qualified Stock Option.  The exercise price at which each Share subject to an Option may be purchased shall be determined by the Committee and set forth in the Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)            Payment of Exercise Price.  The purchase price of the Shares with respect to which an Option is exercised shall be payable in full at the time of exercise, which may include, to the extent permitted by the Committee, payment under a broker-assisted sale and remittance program acceptable to the Committee.  The purchase price may be paid in cash or in such other manner as the Committee may permit, including by withholding Shares otherwise issuable to the Participant upon exercise of the Option or by delivery to the Company of Shares (by actual delivery or attestation) already owned by the Participant (in each case, such Shares having a Fair Market Value as of the date the Option is exercised equal to the purchase price of the Shares being purchased).

(c)            Exercisability and Expiration.  Each Option shall be exercisable in whole or in part on the terms provided in the Agreement.  No Option shall be exercisable at any time after its scheduled expiration.  When an Option is no longer exercisable, it shall be deemed to have terminated.

(d)            Incentive Stock Options.

(1)           An Option will constitute an Incentive Stock Option only if the Participant receiving the Option is an Employee, and only to the extent that (i) it is so designated in the applicable Agreement and (ii) the aggregate Fair Market Value (determined as of the Option’s Grant Date) of the Shares with respect to which Incentive Stock Options held by the Participant first become exercisable in any calendar year (under the Plan and all other plans of the Company and its Affiliates) does not exceed $100,000 or such other amount specified by the Code.  To the extent an Option granted to a Participant exceeds this limit, the Option shall be treated as a Non-Qualified Stock Option.  The maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 1,500,000, subject to adjustment as provided in Section 12(a).

(2)           No Participant may receive an Incentive Stock Option under the Plan if, immediately after the grant of such Award, the Participant would own (after application of the rules contained in Code Section 424(d)) Shares possessing more than 10% of the total combined voting power of all classes of stock of the Company or an Affiliate, unless (i) the option price for that Incentive Stock Option is at least 110% of the Fair Market Value of the Shares subject to that Incentive Stock Option on the Grant Date and (ii) that Option will expire no later than five years after its Grant Date.

(3)           For purposes of continued Service by a Participant who has been granted an Incentive Stock Option, no approved leave of absence may exceed three months unless reemployment upon expiration of such leave is provided by statute or contract.  If reemployment is not so provided, then on the date six months following the first day of such leave, any Incentive Stock Option held by the Participant shall cease to be treated as an Incentive Stock Option and shall be treated for tax purposes as a Non-Qualified Stock Option.

(4)           If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Code Section 422, such Option shall thereafter be treated as a Non-Qualified Stock Option.

(5)           The Agreement covering an Incentive Stock Option shall contain such other terms and provisions that the Committee determines necessary to qualify the Option as an Incentive Stock Option.

8.           Stock Appreciation Rights.

(a)           Nature of Award.  An Award of Stock Appreciation Rights shall be subject to such terms and conditions as are determined by the Committee, and shall provide a Participant the right to receive upon exercise of the SAR Award all or a portion of the excess of (i) the Fair Market Value as of the date of exercise of the SAR Award of the number of Shares as to which the SAR Award is being exercised, over (ii) the aggregate exercise price for such number of Shares.  The per Share exercise price for any SAR Award shall be determined by the Committee and set forth in the applicable Agreement, and shall not be less than the Fair Market Value of a Share on the Grant Date, except in the case of Substitute Awards (to the extent consistent with Code Section 409A).

(b)           Exercise of SAR.  Each Stock Appreciation Right may be exercisable in whole or in part at the times, on the terms and in the manner provided in the Agreement.  No SAR shall be exercisable at any time after its scheduled expiration.  When a SAR Right is no longer exercisable, it shall be deemed to have terminated.  Upon exercise of a SAR, payment to the Participant shall be made at such time or times as shall be provided in the Agreement in the form of cash, Shares or a combination of cash and Shares as determined by the Committee.  The Agreement may provide for a limitation upon the amount or percentage of the total appreciation on which payment (whether in cash and/or Shares) may be made in the event of the exercise of a SAR.

9.           Restricted Stock Awards.

(a)            Vesting and Consideration.  Shares subject to a Restricted Stock Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion.  The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the grant of a Restricted Stock Award, and may correspondingly provide for Company repurchase rights if such additional consideration has been required and some or all of a Restricted Stock Award does not vest.

(b)            Shares Subject to Restricted Stock Awards.  Unvested Shares subject to a Restricted Stock Award shall be evidenced by a book-entry in the name of the Participant with the Company’s transfer agent or by one or more stock certificates issued in the name of the Participant.  Any such stock certificate shall be deposited with the Company or its designee, together with an assignment separate from the certificate, in blank, signed by the Participant, and bear an appropriate legend referring to the restricted nature of the Restricted Stock evidenced thereby.  Any book-entry shall be subject to transfer restrictions and accompanied by corresponding stop transfer instructions.  Upon the vesting of Shares of Restricted Stock and the corresponding lapse of the restrictions and forfeiture conditions, the corresponding transfer restrictions and restrictive legend will be removed from the book-entry evidencing such Shares or the certificate evidencing such Shares, and any such certificate shall be delivered to the Participant.  Such vested Shares may, however, remain subject to additional restrictions as provided in Section 18(c).  Except as otherwise provided in the Plan or an applicable Agreement (which may include a waiver by the Participant of the right to vote or receive any dividend or distribution with respect to Shares of Restricted Stock), a Participant with a Restricted Stock Award shall have all the rights of a stockholder with respect to the Shares of Restricted Stock subject thereto.

10.           Stock Unit Awards.

(a)           Vesting and Consideration.  A Stock Unit Award shall be subject to vesting conditions, and the corresponding lapse or waiver of forfeiture conditions and other restrictions, based on such factors and occurring over such period of time as the Committee may determine in its discretion.  The Committee may provide whether any consideration other than Services must be received by the Company or any Affiliate as a condition precedent to the settlement of a Stock Unit Award.

(b)           Payment of Award.  Following the vesting of a Stock Unit Award, settlement of the Award and payment to the Participant shall be made at such time or times in the form of cash, Shares (which may themselves be considered Restricted Stock under the Plan subject to restrictions on transfer and forfeiture conditions) or a combination of cash and Shares as determined by the Committee.  If the Stock Unit Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

11.           Cash-Based and Other Stock-Based Awards.

(a) Cash Incentive Awards.  A Cash Incentive Award shall be considered a performance-based Award for purposes of, and subject to, Section 6(g), the payment of which shall be contingent upon the degree to which one or more specified performance goals have been achieved over the specified performance period.  Cash Incentive Awards may be granted to any Participant in such amounts and upon such terms and at such times as shall be determined by the Committee, and may be denominated in units that have a dollar value established by the Committee as of the Grant Date.  Following the completion of the applicable performance period and the vesting of a Cash Incentive Award, payment of the settlement amount of the Award to the Participant shall be made at such time or times in the form of cash or other forms of Awards under the Plan (valued for these purposes at their grant date fair value) or a combination of cash and other forms of Awards as determined by the Committee and specified in the applicable Agreement.  If a Cash Incentive Award is not by its terms exempt from the requirements of Code Section 409A, then the applicable Agreement shall contain terms and conditions intended to avoid adverse tax consequences specified in Code Section 409A.

(b) Other Stock-Based Awards.  The Committee may from time to time grant Shares and other Awards that are valued by reference to and/or payable in whole or in part in Shares under the Plan.  The Committee, in its sole discretion, shall determine the terms and conditions of such Awards, which shall be consistent with the terms and purposes of the Plan.  The Committee may, in its sole discretion, direct the Company to issue Shares subject to restrictive legends and/or stop transfer instructions that are consistent with the terms and conditions of the Award to which the Shares relate.

12.         Changes in Capitalization, Corporate Transactions, Change in Control.

(a)         Adjustments for Changes in Capitalization.  In the event of any equity restructuring (within the meaning of FASB ASC Topic 718 - Stock Compensation) that causes the per share value of Shares to change, such as a stock dividend, stock split, spinoff, rights offering or recapitalization through an extraordinary dividend, the Committee shall make such adjustments as it deems equitable and appropriate to (i) the aggregate number and kind of Shares or other securities issued or reserved for issuance under the Plan, (ii) the number and kind of Shares or other securities subject to outstanding Awards, (iii) the exercise price of outstanding Options and SARs, and (iv) any maximum limitations prescribed by the Plan with respect to certain types of Awards or the grants to individuals of certain types of Awards.  In the event of any other change in corporate capitalization, including a merger, consolidation, reorganization, or partial or complete liquidation of the Company, such equitable adjustments described in the foregoing sentence may be made as determined to be appropriate and equitable by the Committee to prevent dilution or enlargement of rights of Participants.  In either case, any such adjustment shall be conclusive and binding for all purposes of the Plan.  No adjustment shall be made pursuant to this Section 12(a) in connection with the conversion of any convertible securities of the Company, or in a manner that would cause Incentive Stock Options to violate Section 422(b) of the Code or cause an Award to be subject to adverse tax consequences under Section 409A of the Code.

(b)         Corporate Transactions.  Unless otherwise provided in an applicable Agreement, the following provisions shall apply to outstanding Awards in the event of a Change in Control that involves a Corporate Transaction.

(1)           Continuation, Assumption or Replacement of Awards.  In the event of a Corporate Transaction, if the surviving or successor entity (or its Parent) agrees to continue, assume or replace Awards outstanding as of the date of the Corporate Transaction (with such adjustments as may be required or permitted by Section 12(a) and Section 6(g)), then such Awards or replacements therefor shall remain outstanding and be governed by their respective terms, subject to Section 12(b)(4) below.  A surviving or successor entity (or its Parent) may elect to continue, assume or replace only some Awards or portions of Awards.  For purposes of this Section 12(b)(1), an Award other than a Cash Incentive Award shall be considered assumed or replaced if, in connection with the Corporate Transaction and in a manner consistent with Code Sections 409A and 424, either (i) the contractual obligations represented by the Award are expressly assumed by the surviving or successor entity (or its Parent) with appropriate adjustments to the number and type of securities subject to the Award and the exercise price thereof that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction, or (ii) the Participant has received a comparable equity-based award that preserves the intrinsic value of the Award existing at the time of the Corporate Transaction and is subject to substantially similar terms and conditions as the Award.

(2)           Acceleration.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then (i) all outstanding Option and SAR Awards shall become fully exercisable for such period of time prior to the effective time of the Corporate Transaction as is deemed fair and equitable by the Committee, and shall terminate at the effective time of the Corporate Transaction, and (ii) all outstanding Full Value Awards and Cash Incentive Awards shall fully vest immediately prior to the effective time of the Corporate Transaction.  The Committee shall provide written notice of the period of accelerated exercisability of Option and SAR Awards to all affected Participants, and any exercise of such accelerated Awards shall be effective only immediately before, and shall be conditioned upon, the consummation of the Corporate Transaction.

(3)           Payment for Awards.  If and to the extent that outstanding Awards under the Plan are not continued, assumed or replaced in connection with a Corporate Transaction, then the Committee may terminate some or all of such outstanding Awards, in whole or in part, at or immediately prior to the effective time of the Corporate Transaction in exchange for payments to the holders as provided in this Section 12(b)(3).  The Committee will not be required to treat all Awards similarly for purposes of this Section 12(b)(3).  The payment for any Award or portion thereof terminated shall be in an amount equal to the excess, if any, between (i) the fair market value (as determined in good faith by the Committee) of the consideration that would otherwise be received in the Corporate Transaction for the number of Shares subject to the Award or portion thereof being terminated, over (ii) the aggregate exercise price (if any) for the Shares subject to such Award or portion thereof being terminated.  If there is no excess, such Award may be terminated without payment to the affected Participant.  Payment of any amount under this Section 12(b)(3) shall be made in such form, on such terms and subject to such conditions as the Committee determines in its discretion, which may or may not be the same as the form, terms and conditions applicable to payments to the Company’s stockholders in connection with the Corporate Transaction, and may, in the Committee's discretion, include subjecting such payments to vesting conditions comparable to those of the Award or portion thereof being terminated, subjecting such payments to escrow or holdback terms comparable to those imposed upon the Company’s stockholders under the Corporate Transaction, or calculating and paying the present value of payments that would otherwise be subject to escrow or holdback terms.

(4)           Termination After a Corporate Transaction.  If and to the extent that Awards are continued, assumed or replaced under the circumstances described in Section 12(b)(1), and if within 24 months after the Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (ii) any Full Value Awards or Cash Incentive Awards that are not yet fully vested shall immediately vest in full and become non-forfeitable.

(c)         Change in Control.  Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of a Change in Control), if within 24 months after a Change in Control that does not involve a Corporate Transaction a Participant experiences an involuntary termination of Service for reasons other than Cause, then (i) outstanding Option and SAR Awards issued to the Participant that are not yet fully exercisable shall immediately become exercisable in full and shall remain exercisable in accordance with their terms, and (ii) any Full Value Awards or Cash Incentive Awards that are not yet fully vested shall immediately vest in full and become non-forfeitable.

(d)         Dissolution or Liquidation.  Unless otherwise provided by the Committee (in an applicable Agreement or otherwise at the time of the event), if the stockholders of the Company approve the complete dissolution or liquidation of the Company, all outstanding Awards shall vest and become fully exercisable, and will terminate immediately prior to the consummation of any such proposed action.  The Committee will notify each Participant as soon as practicable of such accelerated vesting and exercisability and pending termination.

(e)         Limitation on Change in Control Payments.  If any payments to a Participant pursuant to Awards made under this Plan (including, for this purpose, the acceleration of the vesting and exercisability of any Award or the payment of cash or other property in exchange for all or part of any Award), taken together with any payments or benefits otherwise paid or distributed to the Participant by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”) would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to the Participant is less than what the net after-tax amount to the Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times the Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times the Participant’s base amount, less $1.00.  Should such a reduction in payments and benefits be required, the Participant shall be entitled, subject to the following sentence, to designate those payments and benefits under this Plan or the other arrangements that will be reduced or eliminated (including, as applicable, a reduction in the number of Shares subject to Awards that will vest on an accelerated basis) so as to achieve the specified reduction in aggregate payments and benefits to the Participant and avoid characterization of such aggregate payments and benefits as a parachute payment.  To the extent that the Participant’s ability to make such a designation would cause any of the payments and benefits to become subject to any additional tax under Code Section 409A, or if the Participant fails to make such a designation within the time prescribed by the Committee, then the Committee shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Committee’s determination.  For purposes of this Section 12(e), a net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

13.           Plan Participation and Service Provider Status.  Status as a Service Provider shall not be construed as a commitment that any Award will be made under the Plan to that Service Provider or to eligible Service Providers generally.  Nothing in the Plan or in any Agreement or related documents shall confer upon any Service Provider or Participant any right to continued Service with the Company or any Affiliate, nor shall it interfere with or limit in any way any right of the Company or any Affiliate to terminate the person’s Service at any time with or without Cause or change such person’s compensation, other benefits, job responsibilities or title.

14.           Tax Withholding.  The Company or any Affiliate, as applicable, shall have the right to (i) withhold from any cash payment under the Plan or any other compensation owed to a Participant an amount sufficient to cover any required withholding taxes related to the grant, vesting, exercise or settlement of an Award, and (ii) require a Participant or other person receiving Shares under the Plan to pay a cash amount sufficient to cover any required withholding taxes before actual receipt of those Shares.  In lieu of all or any part of a cash payment from a person receiving Shares under the Plan, the Committee may permit the individual to cover all or any part of the required withholdings (up to the Participant’s minimum required tax withholding rate) through a reduction in the number of Shares delivered or through a delivery (either actually or by attestation) to the Company of Shares held by the Participant or other person, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

15.           Effective Date, Duration, Amendment and Termination of the Plan.

(a)           Effective Date.  The Plan shall become effective on the date it is approved by the Board, subject to approval by the Company’s stockholders within 12 months thereafter, which stockholder approval date shall be considered the date of the Plan’s adoption for purposes of Treasury Regulation §1.422-2(b)(2)(i).  Upon approval of the Plan by the Company’s stockholders as provided in the preceding sentence, all Awards made under the Plan on or after the date of its approval by the Board shall be fully effective.  If the Company’s stockholders fail to approve the Plan within 12 months after the date of its approval by the Board, the Plan and any Awards made thereunder shall be terminated and of no further force or effect.

(b)           Duration of the Plan.  The Plan shall remain in effect until all Shares subject to it shall be distributed, all Awards have expired or terminated, the Plan is terminated pursuant to Section 15(a) or 15(c), or the tenth anniversary of the approval of the Plan by the Company’s stockholders, whichever occurs first (the “Termination Date”).  Subject to Section 15(a), any Award made before the Termination Date may extend beyond the Termination Date and will continue to be subject to the terms of the Plan and the applicable Agreement, and the authority of the Committee provided for hereunder with respect to the Plan and any Awards, and the authority of the Board of Directors of the Company to amend the Plan, shall extend beyond the Termination Date.

(c)           Amendment and Termination of the Plan.  The Board may at any time terminate, suspend or amend the Plan.  The Company shall submit any amendment of the Plan to its stockholders for approval only to the extent required by applicable laws or regulations or the rules of any securities exchange on which the Shares may then be listed.  No termination, suspension, or amendment of the Plan may materially impair the rights of any Participant under a previously granted Award without the Participant's consent, unless such action is necessary to comply with applicable law or stock exchange rules.

(d)           Amendment of Awards.  Subject to Section 15(e), the Committee may unilaterally amend the terms of any Agreement previously granted, except that no such amendment may materially impair the rights of any Participant under the applicable Award without the Participant's consent, unless such amendment is necessary to comply with applicable law, stock exchange rules or any compensation recovery policy as provided in Section 18(i)(2).

(e)           No Option or Stock Appreciation Right Repricing.  Except as provided in Section 12(a), no Option or SAR Award granted under the Plan may be (i) amended to decrease the exercise price thereof, (ii) cancelled in conjunction with the grant of any new Option or SAR Award with a lower exercise price, (iii) cancelled in exchange for cash, other property or the grant of any Full Value Award or Cash Incentive Award at a time when the exercise price of the Option or SAR Award is greater than the current Fair Market Value of a Share, or (iv) otherwise subject to any action that would be treated under accounting rules as a “repricing” of such Option or SAR Award, unless such action is approved by the Company’s stockholders.

16.           Substitute Awards.  The Committee may also grant Awards under the Plan in substitution for, or in connection with the assumption of, existing awards granted or issued by another corporation and assumed or otherwise agreed to be provided for by the Company pursuant to or by reason of a transaction involving a merger, consolidation, acquisition of property or stock, separation, reorganization or liquidation to which the Company or an Affiliate is a party.  The terms and conditions of the Substitute Awards may vary from the terms and conditions set forth in the Plan to the extent that the Board at the time of the grant may deem appropriate to conform, in whole or in part, to the provisions of the awards in substitution for which they are granted.

17.           Performance-Based Compensation.

(a)           Designation of Awards.  If the Committee determines at the time a Full Value Award or Cash Incentive Award is granted to a Participant that such Participant is, or may likely be, a “covered employee” for purposes of Code Section 162(m) as of the end of the tax year in which the Company would ordinarily claim a tax deduction in connection with such Award, then the Committee may provide that this Section 17 will be applicable to such Award, which shall be considered Performance-Based Compensation.

(b)           Compliance with Code Section 162(m).  If an Award is subject to this Section 17, then the lapsing of restrictions thereon and the distribution of cash, Shares or other property pursuant thereto, as applicable, shall be subject to the achievement over the applicable performance period of one or more performance goals based on one or more of the performance measures specified in Section 17(d).  The Committee will select the applicable performance measure(s) and specify the performance goal(s) based on those performance measures for any performance period, specify in terms of an objective formula or standard the method for calculating the amount payable to a Participant if the performance goal(s) are satisfied, and certify the degree to which applicable performance goals have been satisfied and any amount that vests and is payable in connection with an Award subject to this Section 17, all within the time periods prescribed by and consistent with the other requirements of Code Section 162(m).  In specifying the performance goals applicable to any performance period, the Committee may provide that one or more objectively determinable adjustments shall be made to the performance measures on which the performance goals are based, which may include adjustments that would cause such measures to be considered “non-GAAP financial measures” within the meaning of Rule 101 under Regulation G promulgated by the Securities and Exchange Commission.  The Committee may also adjust performance measures for a performance period to the extent permitted by Code Section 162(m) in connection with an event described in Section 12(a) to prevent the dilution or enlargement of a Participant’s rights with respect to Performance-Based Compensation. The Committee may adjust downward, but not upward, any amount determined to be otherwise payable in connection with such an Award.  The Committee may also provide, in an Agreement or otherwise, that the achievement of specified performance goals in connection with an Award subject to this section 17 may be waived upon the death or Disability of the Participant or under any other circumstance with respect to which the existence of such possible waiver will not cause the Award to fail to qualify as “performance-based compensation” under Code Section 162(m).

(c)           Limitations.  Subject to adjustment as provided in Section 12(a), the maximum number of Shares that may be the subject of Full Value Awards of Performance-Based Compensation that are denominated in Shares or Share equivalents and that are granted to any Participant during any calendar year shall not exceed 500,000 Shares. The maximum amount payable with respect to any Cash Incentive Awards and Full Value Awards that are denominated other than in Shares or Share equivalents and that are granted to any one Participant during any calendar year shall not exceed $10,000,000.

(d)            Performance Measures.  For purposes of any Full Value Award or Cash Incentive Award considered Performance-Based Compensation subject to this Section 17, the performance measures to be utilized shall be limited to one or a combination of two or more of the following: revenues; gross profit; income from operations; net income; earnings before income taxes; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings before interest, taxes, depreciation, amortization and share-based compensation expense; net income per share (basic or diluted); profitability as measured by return ratios (including, but not limited to, return on assets, return on equity, return on investment and return on revenues or gross profit) or by the degree to which any of the foregoing earnings measures exceed a percentage of revenues or gross profit; cash flow; market share; margins (including, but not limited to, one or more of gross, material, contribution, operating and net earnings margins); stock price; total stockholder return; asset quality; non-performing assets; operating assets; balance of cash, cash equivalents and marketable securities; improvement in or attainment of expense levels or cost savings; economic value added; improvement in or attainment of working capital levels; employee retention; employee safety; customer satisfaction; production levels; proved, probable and/or possible reserve levels and/or additions; discounted present value of proved, probable and/or possible reserves; debt, credit or other leverage measures or ratios; finding and development costs; property or mineral leasehold acquisitions or dispositions; and implementation or completion of critical projects.  Any performance goal based on one or more of the foregoing performance measures may be expressed in absolute amounts, on a per share basis (basic or diluted), as a growth rate or change from preceding periods, or as a comparison to the performance of specified companies or other external measures, and may relate to one or any combination of corporate, group, unit, division, Affiliate or individual performance.

18.           Other Provisions.

(a)           Unfunded Plan.  The Plan shall be unfunded and the Company shall not be required to segregate any assets that may at any time be represented by Awards under the Plan.  Neither the Company, its Affiliates, the Committee, nor the Board shall be deemed to be a trustee of any amounts to be paid under the Plan nor shall anything contained in the Plan or any action taken pursuant to its provisions create or be construed to create a fiduciary relationship between the Company and/or its Affiliates, and a Participant.   To the extent any person has or acquires a right to receive a payment in connection with an Award under the Plan, this right shall be no greater than the right of an unsecured general creditor of the Company.

(b)           Limits of Liability.  Except as may be required by law, neither the Company nor any member of the Board or of the Committee, nor any other person participating (including participation pursuant to a delegation of authority under Section 3(c) of the Plan) in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken, or not taken, in good faith under the Plan.

(c)           Compliance with Applicable Legal Requirements.  No Shares distributable pursuant to the Plan shall be issued and delivered unless the issuance of the Shares complies with all applicable legal requirements, including compliance with the provisions of applicable state and federal securities laws, and the requirements of any securities exchanges on which the Company’s Shares may, at the time, be listed.  During any period in which the offering and issuance of Shares under the Plan is not registered under federal or state securities laws, Participants shall acknowledge that they are acquiring Shares under the Plan for investment purposes and not for resale, and that Shares may not be transferred except pursuant to an effective registration statement under, or an exemption from the registration requirements of, such securities laws.  Stock certificates evidencing Shares issued under the Plan that are subject to such securities law restrictions shall bear an appropriate restrictive legend.

(d)           Other Benefit and Compensation Programs.  Payments and other benefits received by a Participant under an Award made pursuant to the Plan shall not be deemed a part of a Participant’s regular, recurring compensation for purposes of the termination, indemnity or severance pay laws of any country or state and shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan, contract or similar arrangement provided by the Company or an Affiliate unless expressly so provided by such other plan, contract or arrangement, or unless the Committee expressly determines that an Award or portion of an Award should be included to accurately reflect competitive compensation practices or to recognize that an Award has been made in lieu of a portion of competitive cash compensation.

(e)           Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Minnesota without regard to its conflicts-of-law principles and shall be construed accordingly.

(f)           Severability.  If any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(g)           Code Section 409A.  It is intended that (i) all Awards of Options, SARs and Restricted Stock under the Plan will not provide for the deferral of compensation within the meaning of Code Section 409A and thereby be exempt from Code Section 409A, and (ii) all other Awards under the Plan will either not provide for the deferral of compensation within the meaning of Code Section 409A, or will comply with the requirements of Code Section 409A, and Awards shall be structured and the Plan administered and interpreted in accordance with this intent.  The Plan and any Agreement may be unilaterally amended by the Company in any manner deemed necessary or advisable by the Committee or Board in order to maintain such exemption from or compliance with Code Section 409A, and any such amendment shall conclusively be presumed to be necessary to comply with applicable law.  Notwithstanding anything to the contrary in the Plan or any Agreement, with respect to any Award that constitutes a deferral of compensation subject to Code Section 409A:

(1)           If any amount is payable under such Award upon a termination of Service, a termination of Service will be deemed to have occurred only at such time as the Participant has experienced a “separation from service” as such term is defined for purposes of Code Section 409A;

(2)           If any amount shall be payable with respect to any such Award as a result of a Participant’s “separation from service” at such time as the Participant is a “specified employee” within the meaning of Code Section 409A, then no payment shall be made, except as permitted under Code Section 409A, prior to the first business day after the earlier of (i) the date that is six months after the Participant’s separation from service or (ii) the Participant’s death.  Unless the Committee has adopted a specified employee identification policy as contemplated by Code Section 409A, specified employees will be identified in accordance with the default provisions specified under Code Section 409A.

None of the Company, the Board, the Committee nor any other person involved with the administration of this Plan shall in any way be responsible for ensuring the exemption of any Award from, or compliance by any Award with, the requirements of Code Section 409A.  By accepting an Award under this Plan, each Participant acknowledges that the Company has no duty or obligation to design or administer the Plan or Awards granted thereunder in a manner that minimizes a Participant’s tax liabilities, including the avoidance of any additional tax liabilities under Code Section 409A.

(h)           Rule 16b-3.  It is intended that the Plan and all Awards granted pursuant to it shall be administered by the Committee so as to permit the Plan and Awards to comply with Exchange Act Rule 16b-3.  If any provision of the Plan or of any Award would otherwise frustrate or conflict with the intent expressed in this Section 18(h), that provision to the extent possible shall be interpreted and deemed amended in the manner determined by the Committee so as to avoid the conflict.  To the extent of any remaining irreconcilable conflict with this intent, the provision shall be deemed void as applied to Participants subject to Section 16 of the Exchange Act to the extent permitted by law and in the manner deemed advisable by the Committee.

(i)           Forfeiture and Compensation Recovery.

(1)           The Committee may specify in an Agreement that the Participant’s rights, payments, and benefits with respect to an Award will be subject to reduction, cancellation, forfeiture or recovery by the Company upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.  Such events may include termination of Service for Cause; violation of any material Company or Affiliate policy; breach of noncompetition, non-solicitation or confidentiality provisions that apply to the Participant; a determination that the payment of the Award was based on an incorrect determination that financial or other criteria were met or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

(2)           Awards and any compensation associated therewith may be made subject to forfeiture, recovery by the Company or other action pursuant to any compensation recovery policy adopted by the Board or the Committee at any time, including in response to the requirements of Section 10D of the Exchange Act and any implementing rules and regulations thereunder, or as otherwise required by law.  Any Agreement may be unilaterally amended by the Committee to comply with any such compensation recovery policy.

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET/MOBILE – www.eproxy.com/nog Use the Internet to vote your proxy until 11:59 p.m. (CT) on May 22, 2013.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 11:59 p.m. (CT) on May 22, 2013.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

 Please detach here

The Board of Directors Recommends a Vote FOR Items 1, 2, 3 and 4.

1. Election of	01 Michael Reger	05 Lisa Bromiley	■ Vote FOR	■ Vote WITHHELD
directors:	02 Robert Grabb	06 Loren O’Toole	all nominees	from all nominees
	03 Delos Cy Jamison	07 Richard Weber	(except as marked)
04 Jack King

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. To ratify the appointment of Deloitte & Touche LLP as our independent
registered public accounting firm for the fiscal year ending December 31, 2013.           ■   For     ■  Against    ■ Abstain

3. To approve the 2013 Incentive Plan.                  ■   For     ■  Against    ■ Abstain

4. To approve, by a non-binding advisory vote, the compensation paid to our
named executive officers.                                                                                                         ■   For      ■  Against    ■ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Address Change? Mark box, sign, and indicate changes below:  ■      Date ______________________________________

   Signature(s) in Box

   Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority.
   Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Northern Oil and Gas, Inc.

ANNUAL MEETING OF SHAREHOLDERS
May 23, 2013
10:00 a.m.

Graves 601 Hotel
601 1st Ave. N.
Minneapolis, MN 55403

Northern Oil and Gas, Inc.
315 Manitoba Ave. Suite 200
Wayzata, MN 55391                                                                             proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 23, 2013.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2, 3 and 4.

By signing the proxy, you revoke all prior proxies and appoint Michael L. Reger and Thomas W. Stoelk, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.

See reverse for voting instructions.